Exhibit 10.1
Execution Version

LOAN AGREEMENT

AMONG

WESTERN DIGITAL CORPORATION,
a Delaware corporation, as Borrower,
VARIOUS LENDERS
FROM TIME TO TIME PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
KEYBANK CAPITAL MARKETS INC.,
U.S. BANK NATIONAL ASSOCIATION,
RBC CAPITAL MARKETS,1
TRUIST SECURITIES, INC.,
TD SECURITIES (USA) LLC,
BNP PARIBAS SECURITIES CORP.,
BANK OF THE WEST, and
DBS BANK LTD.,
as Joint Lead Arrangers and Joint Bookrunners,

and

KEYBANK NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION, and
ROYAL BANK OF CANADA,
as Syndication Agents,

and

TRUIST BANK,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
DBS BANK LTD.
BNP PARIBAS, and
BANK OF THE WEST,
as Documentation Agents,

and

CITIBANK, N.A.,
BANK OF AMERICA, N.A. and
HSBC BANK USA, N.A.,
as Co-Documentation Agents,

Dated as of January 25, 2023
1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.
i

TABLE OF CONTENTS
i

EXHIBIT A    —    [Reserved]
EXHIBIT B    —    Notice of Borrowing
EXHIBIT C    —    Notice of Continuation/Conversion
EXHIBIT D    —    Term Note
EXHIBIT E    —    Solvency Certificate
EXHIBIT F    —    Compliance Certificate
EXHIBIT G    —    Assignment and Assumption
EXHIBIT H    —    U.S. Tax Compliance Certificates
EXHIBIT I    —    Guaranty

SCHEDULE 1    —    Term Loan Commitments as of the Closing Date
SCHEDULE 2.3(a)    —    [Reserved]
SCHEDULE 5.5    —    Litigation
SCHEDULE 5.10    —    Subsidiaries
SCHEDULE 5.17    —    Capitalization
SCHEDULE 6.05    —    Restrictive Agreements
SCHEDULE 6.14    —    Indebtedness
SCHEDULE 6.15    —    Liens
SCHEDULE 6.17    —    Priority Debt
v

LOAN AGREEMENT
This Loan Agreement is entered into as of January 25, 2023, by and among WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Borrower”), the various institutions from time to time party to this Agreement as Lenders and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Preliminary Statements
The Borrower requested that the Term Lenders extend the Term Loan Commitments to the Borrower on the Closing Date in an aggregate principal amount of $875,000,000 pursuant to this Agreement.
The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1.    DEFINITIONS; INTERPRETATION.
Section 1.1    Definitions. The following terms when used herein shall have the following meanings:
“2024 Convertible Notes” means the $1,100.0 million aggregate principal amount of 1.50% Convertible Notes due 2024 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time
“2029 Senior Unsecured Notes” means the $500.0 million aggregate principal amount of 2.850% Senior Unsecured Notes due 2029 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“2032 Senior Unsecured Notes” means the $500.0 million aggregate principal amount of 3.100% Senior Unsecured Notes due 2032 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates, amalgamates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and
(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person (other than the proceeds or products thereof, replacements, accessions or additions thereto, or improvements thereon, or customary security deposits with respect thereto, and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition).
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary); provided that the Borrower or a Subsidiary is the surviving entity or the surviving entity becomes a Subsidiary.

“Acquisition Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (x) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Borrower and the Subsidiaries in respect of such Indebtedness) or (y) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged promptly after such termination or such specified date, as the case may be).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. and its affiliates (including J.P. Morgan Europe Limited), as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.
“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 8.5 hereof.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means the Administrative Agent, any Syndication Agent, any Documentation Agent or any Co-Documentation Agent, as applicable.
“Agreement” means this Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended, applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.
“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means, on and after the Closing Date, initially (x) with respect to any Term Benchmark Loan, 2.00% and (y) with respect to any Base Rate Loan, 1.00%, and thereafter a percentage determined in accordance with the pricing grid set forth below under the caption “Term Benchmark Spread” or “Base Rate Spread,” based upon the corresponding corporate family ratings of the Borrower (from at least two of S&P, Moody’s and Fitch).

Corporate Family Rating	Term Benchmark Spread	Base Rate Spread
Category 1 BBB+/Baa1/BBB+	1.750%	0.750%
Category 2 BBB/Baa2/BBB	1.875%	0.875%
Category 3 BBB-/Baa3/BBB-	2.000%	1.000%
Category 4 BB+/Ba1/BB+	2.125%	1.125%
Category 5 BB/Ba2/BB	2.375%	1.375%
Category 6 < BB-/Ba3/BB-	2.625%	1.625%

For purposes of the foregoing, (i) if the ratings established by two or more rating agencies for the Borrower shall fall within the same Category, the Applicable Margin shall be determined by reference to such Category, (ii) if none of Moody’s, S&P or Fitch shall have in effect a rating for the Borrower, then the Applicable Margin shall be based on Category 6; (iii) if only one rating agency shall have in effect a rating for the Borrower, the Applicable Margin shall be determined by reference to the Category in which such rating falls, (iv) if each of Moody’s, S&P and Fitch have a ratings in effect and the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Borrower shall fall within different Categories, the Applicable Margin shall be based on the middle of the three ratings; and (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Borrower and such ratings shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category below that of the higher of the two ratings.
Initially the Applicable Margin shall be determined based on Category 3. Thereafter, if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Borrower shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporations, unless the Borrower has exercised its option in the last sentence of this paragraph with respect to such rating agency, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or if the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. In addition, the Borrower shall have the right to cease maintaining ratings from one ratings agency and, upon notice of such election to the Administrative Agent, the Applicable Margin shall be determined by reference to the ratings of the two remaining ratings agencies.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.
“Assumption Agreement” is defined in Section 6.16(a) hereof.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, as of any date of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“Authorized Representatives” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2(a)(4)(ii) or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.3.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.3(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means a Term Loan bearing interest based on the Base Rate.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.3.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
    If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides after consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrower Materials” has the meaning assigned to such term in Section 10.25.
“Borrower SEC Documents” means all reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Borrower with the U.S. Securities and Exchange Commission or furnished by the Borrower to the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Term Benchmark Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one (1) type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Term Benchmark Loans are each a “type” of Loan.

“Business Day” means, any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, only those leases and obligations that would constitute Capital Leases prior to the implementation of Accounting Standards Codification 842, Leases, will be considered to be Capital Leases for purposes of this Agreement.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or any member of the European Union or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or any member of the European Union or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (f) (i) Dollars, Canadian dollars, pounds, Euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower and the Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business and (g) investments in money market funds that invest at least 90.0% of their assets in investments of the type described in the immediately preceding clauses (a) through (f) above. In the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence.
“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.
A “Change of Control” shall be deemed to have occurred if any “person” or “group” (as such terms (and each other reference thereto in this clause) are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 35.00% of outstanding Voting Stock of the Borrower. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (x) the Borrower becomes a direct or indirect wholly-owned Subsidiary of another Person and (y) (i) the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Person.

“changed date” shall have the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”
“Charges” means any charge, expense, cost, accrual or reserve of any kind.
“Class” means (a) with respect to Lenders, Lenders having Term Loan Commitments or outstanding Term Loans and (b) with respect to Loans, Term Loans.
“Closing Date” means January 25, 2023.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Documentation Agents” means, collectively, Citibank, N.A., Bank of America, N.A. and HSBC Bank USA, National Association.
“Code” means the Internal Revenue Code of 1986.
“Commitment Fee” is defined in Section 2.13(a) hereof.
“Commitments” means, with respect to any Lender, such Lender’s Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means the Compliance Certificate to be delivered pursuant to Section 6.1(e) hereof, substantially in the form of Exhibit F hereof.
“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:
(i)        interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,
(ii)        provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),
(iii)    depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs (which shall include, without duplication, payments by the Borrower or the Subsidiaries to Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Toshiba Corporation or Toshiba Memory Corporation (or any of their Affiliates) with respect to the Borrower or a Subsidiary’s 50% (or other) share of such joint venture’s expense related to equipment depreciation),

(iv)    any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)),
(v)        Non-Cash Charges,
(vi)    (A) extraordinary Charges and (B) unusual or nonrecurring Charges, in each case, to the extent not of a type described in clause (viii) below,
(vii)    [reserved],
(viii)    Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (xii) below and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),
(ix)    the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-owned Subsidiary,
(x)        [reserved],
(xi)    [reserved],
(xii)    expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after January 7, 2022; provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clause (viii) above and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),
(xiii)    transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period),
(xiv)    earn-out obligations incurred in connection with any Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions, and
(xv)    casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future)); less

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)        extraordinary gains and unusual or non-recurring gains, and
(ii)        non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated Adjusted EBITDA for such period to the extent excluded from Consolidated Adjusted EBITDA in any prior period,
(c)    increased or decreased by (without duplication):
(i)        any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,
(ii)        any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),
(iii)    any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, and
(iv)    any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation, in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)) in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (d) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary to the Borrower or any other Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.
“Consolidated Net Tangible Assets” means the Borrower’s Consolidated Total Assets, less net goodwill and other intangible assets, less total current liabilities, all as shown on the most recently prepared consolidated balance sheet of the Borrower as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.
“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.
“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) or of an affiliated service group under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Extension” means the advancing of any Loan.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Default Excess” has the meaning provided in Section 2.8(d) hereof.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such failure has been cured, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit unless such Lender notifies the Administrative Agent in writing or such public statement that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm to the Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt by the Administrative Agent of such written confirmation) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Borrower and the Lenders.
“Departing Administrative Agent” is defined in Section 9.7 hereof.
“Documentation Agents” means, collectively, Truist Bank, The Toronto-Dominion Bank, New York Branch, DBS Bank Ltd., BNP Paribas and Bank of the West.
“Dollars” and “$” each means the lawful currency of the United States of America.
“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved in writing by (i) the Administrative Agent, (ii) [reserved], and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Prohibited Lenders, (y) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (z) except to the extent provided in Section 10.10(h), the Borrower or any Subsidiary or Affiliate of the Borrower.
“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to, or in connection with (a) an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, (c) an order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials or the Environment.
“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of the Environment, or health and safety as it relates to exposure to Hazardous Materials or (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material.
“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those directly or indirectly resulting from or relating to: (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract or written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or in the share capital of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“ERISA Event” means any one or more of the following: (a) the failure to make a required contribution to any Single Employer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (b) a Reportable Event with respect to any Single Employer Plan; (c) the filing of a notice of intent to terminate any Single Employer Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Single Employer Plan or the termination of any Single Employer Plan under Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Single Employer Plan pursuant to Section 4042 of ERISA; or (e) the complete or partial withdrawal of Buyer or its Subsidiaries or any Controlled Group member from a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the official lawful currency of the participating member states of the EMU.
“Event of Default” means any event or condition identified as such in Section 7.1 hereof.
“Excess Interest” is defined in Section 10.18 hereof.
“Excluded Debt” means (i) Indebtedness, loans, and advances among the Borrower and any of its Subsidiaries, (ii) any commitments or borrowings under working capital, overdraft or liquidity facilities as in effect from time to time, (iii) any commitments or Indebtedness incurred for purposes of financing any tender offers, open market purchases, redemption, payment at maturity or other exchange of the 2024 Convertible Notes or any Indebtedness to refinance such Indebtedness (including any premiums, interest, fees and expenses and other amounts payable with respect thereto), (iv) Indebtedness with respect to Capital Leases, (v) to the extent constituting Indebtedness, arrangements entered into in connection with the purchase and sale of commodities and related assets, or hedging related thereto, (vi) any bilateral letter of credit facilities, (vii) any borrowings under the Borrower’s Revolving Credit Facility, (viii) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $300,000,000 and (ix) any issuance of convertible debt securities or, to the extent constituting Indebtedness, preferred stock or equity-linked securities issued by the Borrower.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date of the acquisition of such Subsidiary and not incurred in contemplation of such acquisition) from guaranteeing the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Foreign Subsidiary, (c) any CFC Holdco or any Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is not a Material Subsidiary, (e) any Receivables Financing Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) any Subsidiary that is not a Wholly-owned Subsidiary, and (i) any other Subsidiary with respect to which the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower; provided that any Subsidiary that is a guarantor under the Existing Loan Agreement may not constitute an Excluded Subsidiary hereunder.
“Excluded Taxes” means, with respect to the Administrative Agent and each Lender, (i) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of the Administrative Agent or such Lender, as applicable, being organized or having its principal executive office (or, in the case of a Lender, its applicable Lending Office) located in, such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection between the Administrative Agent or such Lender, as applicable, and such jurisdiction (or any political subdivision thereof), other than a connection arising from executing, delivering, entering into, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (ii) any Taxes attributable to a Lender’s failure to comply with Section 10.1(c), (iii) in the case of a Lender (other than a Lender becoming a party hereto pursuant to the Borrower’s request under Section 8.5), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts or indemnification under Section 10.1, or (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of January 7, 2022, by among the Borrower, as the lead borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Facility” means any Term Facility.
“FATCA” means Sections 1471-1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury Regulations promulgated thereunder or official guidance or interpretations issued pursuant thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above), any intergovernmental agreement implementing such sections of such Code, and any fiscal or regulatory legislation, rules or practices adopted implementing such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Fiscal Quarter End Date” means the last day of each fiscal quarter of the Borrower, which shall be March 31, 2023, June 30, 2023, September 29, 2023, December 29, 2023, March 29, 2024 and June 28, 2024; provided that in each case if such day is not a Business Day, the Fiscal Quarter End Date shall be the immediately preceding Business Day; provided further that if the Borrower changes the last day of any fiscal quarter to a date (a “changed date”) on or about the date specified above (a “specified date”), such changed date shall be deemed to be the Fiscal Quarter End Date with respect to such specified date.
“Fitch” means Fitch, Inc.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR shall be 0%.
“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
“Guarantee Date” is defined in Section 9.12 hereof.
“Guarantee Documents” means:
(i)     a Guaranty duly executed by each Guarantor;

(ii)    legal opinions of counsel to the Loan Parties reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders in form reasonably satisfactory to the Administrative Agent;

(iii)    with respect to each Guarantor:
(A)     copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of such Guarantor and any amendments thereto, certified in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;
(B)    copies of resolutions of the board of directors, manager or similar governing body of such Guarantor approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified as of the Guarantee Date, in each instance by a Director, Secretary, Assistant Secretary, Chief Executive Officer, Chief Financial Officer or any other Responsible Officer as being in full force and effect without modification or amendment;

(C)     copies of the certificates of good standing (if available) for such Guarantor from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(iv)    all documentation and other information regarding each Guarantor required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender; and
(v)    such other documents as the Administrative Agent may reasonably request.
“Guarantee Event” means any day on which the Borrower’s corporate family rating shall be less than the following from at least two of the following three ratings agencies: (x) Baa3 from Moody’s, (y) BBB- from S&P and (z) BBB- from Fitch.
“Guarantee Period” is defined in Section 9.12 hereof.
“Guarantee Termination Date” means any Business Day following the Guarantee Date on which (a) the Borrower has achieved a corporate family rating equal to or higher than the following from at least two of the following three ratings agencies: (i) at least Baa3 from Moody’s, (ii) at least BBB- from S&P and (iii) at least BBB- from Fitch, (b) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the satisfaction (or concurrent satisfaction) of the foregoing and (c) no Default or Event of Default has occurred and is continuing.
“Guarantee Termination Period” is defined in Section 9.12 hereof.
“Guarantor” and “Guarantors” are defined in Section 4.3 hereof.

“Guaranty” is defined in Section 4.3 hereof.
“Hazardous Material” means any (a) asbestos, asbestos-containing materials, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to any Environmental Law.
“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity arrangements or precious metal hedging arrangements.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.
“Immaterial Subsidiary” has the meaning set forth in the definition of “Material Subsidiary.”
“incur” is defined in Section 6.14(a) hereof.
“Indebtedness” means for any Person (without duplication):
(a)    all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,
(b)    all indebtedness for the deferred purchase price of Property,
(c)    all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,
(d)    all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee,
(e)    any liability in respect of banker’s acceptances or letters of credit,
(f)    any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by the Borrower or its Subsidiaries at the time of acquisition thereof,
(g)    [reserved], and
(h)    all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof, provided that the term “Indebtedness” shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) any earn-out obligation in connection with an Acquisition except to the extent that the amount payable pursuant to such earnout becomes payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (v) any leases or guarantees of leases, in each case that is not a Capital Lease, including of joint ventures. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the fair market value of the property encumbered thereby.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.
“Information” has the meaning provided in Section 10.23 hereof.
“Interest Period” means, with respect to Term Benchmark Loans, the period commencing on the date a Borrowing of Term Benchmark Loans is advanced, continued or created by conversion and ending 1 or 3 months thereafter (as selected by the Borrower); provided, however, that:

(i)     whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; and
(ii)     a month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Keybank Capital Markets Inc., U.S. Bank National Association, RBC Capital Markets2, Truist Securities, Inc., TD Securities (USA) LLC, BNP Paribas Securities Corp., Bank of the West and DBS Bank Ltd.
“Lender-Related Person” is defined in Section 10.13(b) hereof.
“Lenders” means the several banks and other financial institutions and other lenders from time to time party to this Agreement (excluding Prohibited Lenders), including each assignee Lender pursuant to Section 10.10 hereof.
“Lending Office” is defined in Section 8.6 hereof.
“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of such date to Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then ended.
“Lien” means, with respect to any Property, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided that in no event shall a lease that is not a Capital Lease be deemed to constitute a Lien.
“Liquidity” means the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower, plus availability under the Borrower’s Revolving Credit Facility, less the aggregate principal amount of Indebtedness incurred pursuant to clause (a) of the definition thereof (but excluding any intercompany Indebtedness) of the Borrower and its Subsidiaries that matures within 12 months of the relevant date of determination, excluding the 2024 Convertible Notes and Priority Debt that exists on the Closing Date and that is listed on Schedule 6.17.
“Loan” means any Term Loan.
“Loan Documents” means this Agreement, the Guaranty (solely during a Guarantee Period (or if the Guaranty is otherwise in effect at the Borrower’s option)), and, other than for purposes of Section 10.11, the Notes (if any).
“Loan Parties” means the Borrower and each Guarantor (solely during a Guarantee Period (or if the Guaranty is otherwise in effect at the Borrower’s option)).
“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Obligations), of any one (1) or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $500 million.
“Material Subsidiary” means and includes (i) each Subsidiary (other than an Excluded Subsidiary), except any Subsidiary that does not have (together with its Subsidiaries) at any time, Consolidated Total Assets the book value of which constitutes more than 5.00% of the book value of the Consolidated Total Assets of the Borrower and its Subsidiaries at such time (any such Subsidiary, an “Immaterial Subsidiary”, and all such Subsidiaries, the
2 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Immaterial Subsidiaries”); provided that at no time shall the book value of the Consolidated Total Assets of all Immaterial Subsidiaries equal or exceed 10.00% of the book value of the Consolidated Total Assets of the Borrower and its Subsidiaries and (ii) each Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.
“Maximum Rate” is defined in Section 10.18 hereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.
“Net Debt Proceeds” shall mean, with respect to the incurrence or issuance by the Borrower or any of its Wholly-owned Subsidiaries of any Indebtedness pursuant to clause (a) of the definition thereof (other than Excluded Debt), the excess of: (a) the aggregate amount of cash proceeds actually received by the issuer of such Indebtedness from such incurrence or issuance, over (b) the amount of all reasonable and customary underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements, all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence or issuance which are not payable to the Borrower or an Affiliate thereof.
“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.
“Non-Consenting Lender” is defined in Section 8.5 hereof.
“Note” and “Notes” is defined in Section 2.12(d) hereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including all interest, fees and other amounts which, but for the filing of any insolvency or bankruptcy proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees or other amounts in such proceeding.
“Other Taxes” is defined in Section 10.4 hereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” is defined in Section 10.10(d) hereof.
“Participant Register” is defined in Section 10.10(d) hereof.
“Patriot Act” is defined in Section 5.21(b) hereof.
“Payment” is defined in Section 9.13(a)(ⅰ) hereof.
“Payment Notice” is defined in Section 9.13(a)(ⅱ) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Percentage” means for any Lender its Term Loan Percentage.
“Permitted Liens” is defined in Section 6.15 hereof.
“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Borrower (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Borrower or any Subsidiary other than any Receivables Financing Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.
“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any Single Employer Plan or Multiemployer Plan.
“Platform” has the meaning assigned to such term in Section 10.25.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.
“primary obligations” has the meaning assigned to such term in the definition of “Contingent Obligation.”
“primary obligor” has the meaning assigned to such term in the definition of “Contingent Obligation.”
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Debt” means (i) Indebtedness (including any guaranty of Indebtedness and any Permitted Receivables Financing) incurred pursuant to clause (a) of the definition thereof (but excluding any intercompany Indebtedness) of the Borrower or any Subsidiary that is secured by Liens on Property of the Borrower or any Subsidiary and (ii) Indebtedness (including any guaranty of Indebtedness and any Permitted Receivables Financing) incurred pursuant to clause (a) of the definition thereof (but excluding any intercompany Indebtedness) of Subsidiaries that are not Guarantors; provided that neither clause (i) nor (ii) hereof shall limit Indebtedness of the Borrower or any Subsidiary that is secured by a Lien that is a Permitted Lien, except for a Permitted Lien incurred pursuant to Section 6.15(g), (r) or (u) hereof.
“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase or decrease in Consolidated Adjusted EBITDA projected by the Borrower in good faith based on the Borrower’s reasonable assumptions as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings within 18 months of the date thereof, or (b) any additional costs incurred prior to or during such Post-Transaction Period to effect operating expense reductions and other operating improvements or synergies reasonably expected to result from a Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated Adjusted EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Consolidated Adjusted EBITDA for any period, together with any amounts added back pursuant to clauses (a)(viii) and (a)(xii) of the definition of “Consolidated Adjusted EBITDA” for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to such add-back).
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Prohibited Lender” means (a) any Person identified in writing upon two (2) Business Days’ notice by the Borrower to the Administrative Agent that is at the time a competitor of the Borrower or any of its Subsidiaries or (b) any Affiliate of any Person described in clause (a) above to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent the list of Prohibited Lenders described in clause (a) is made available to all Lenders (either by the Borrower or by the Administrative Agent with the Borrower’s express authorization) on the Platform); it being understood that to the extent the Borrower provides such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto) on the Platform; provided that no supplement to the list of Prohibited Lenders described in clause (a) shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 10.25(a).
“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.
“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).
“Receivables Financing Subsidiary” means any Wholly-owned Subsidiary of the Borrower formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Indebtedness” means any incurrence by any Subsidiary of Indebtedness which serves to refund or refinance other Indebtedness or any Indebtedness issued to so refund, replace or refinance (herein, “refinance”) such Indebtedness, including, in each case, additional Indebtedness incurred to pay accrued but unpaid interest, premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith.
“Register” is defined in Section 10.10(c)(i) hereof.
“Related Assets” has the meaning specified in the definition of “Permitted Receivables Financing.”
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, administrators, employees and agents of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration on, at, under, into or through the Environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means, (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections 27, 28, 29, 30, 31, 32, 34 or 35 of PBGC Regulation Section 4043.
“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Unused Term Loan Commitments constitute more than 50.00% of the sum of the total outstanding Loans and Unused Term Loan Commitments; provided that the portion of the outstanding Loans and Unused Term Loan Commitments, held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any person means any executive officer (including, without limitation, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director, controller, any vice president, secretary and assistant secretary), any authorized person or financial officer of such person, any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and with respect to any Loan Party that is a limited liability company, any manager thereof appointed pursuant to the organizational documents of such Loan Party.
“Revolving Credit Facility” means any “Revolving Facility” as defined in the Existing Loan Agreement.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or a Subsidiary of the Borrower on the Closing Date or thereafter acquired by the Borrower or a Subsidiary of the Borrower whereby the Borrower or the Borrower’s Subsidiary transfers such property to a Person and the Borrower or the Borrower’s Subsidiary leases it from such Person.
“Sanctioned Country” means, at any time, any country or territory that is, or whose government is, the subject or target of any Sanctions that broadly restrict or prohibit trade and investment or other dealings with that country, territory or government. As of the Closing Date, the following countries or territories are “Sanctioned Countries”: Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained and published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person controlled by, or acting for the benefit of or on behalf of, any such Person.
“Sanctions” means any economic or trade sanctions enacted, imposed, administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom.
“SEC Documents” means the Borrower SEC Documents.
“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either is maintained by a member of the Controlled Group (including the Borrower) for current or former employees of a member of the Controlled Group (including the Borrower).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit E to this Agreement.
“specified date” has the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”
“Specified Transaction” means, with respect to any period, (a) the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)), (b) any Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (c) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division of the Borrower or such Subsidiary ), (d) any retirement or repayment of Indebtedness or (e) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.00% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one (1) or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
“Subsidiary Indebtedness” means any Indebtedness of a Subsidiary.
“Syndication Agents” means, collectively, Keybank National Association, U.S. Bank National Association and Royal Bank of Canada.
“Taxes” means all present or future taxes, levies, imposts, duties, deduction, withholdings (including backup withholding), value added taxes, sales and use taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Facility” means the credit facility for the Term Loans described in Section 2.1(a) hereof.
“Term Lender” means a Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans hereunder on the Term Loan Funding Date. The aggregate amount of the Term Loan Commitments of all Term Lenders as of the Closing Date is $875,000,000. The Term Loan Commitment of each

Term Lender shall be automatically and permanently reduced by the aggregate principal amount of Term Loans made from time to time by such Term Lender pursuant to Section 2.1.
“Term Loan Commitment Termination Date” means the earliest to occur of (i) the Term Loan Funding Date, (ii) the date on which all unfunded Term Loan Commitments have been reduced to $0 or terminated by the Borrower pursuant to Section 2.10(b) and (iii) June 30, 2023.
“Term Loan Funding Date” means the date on which the Term Loans are funded hereunder, which shall in no event be prior to the Closing Date nor after June 30, 2023.
“Term Loan Maturity Date” means the earlier of (i) the date which is 364 days following the Term Loan Funding Date and (ii) to the extent any 2024 Convertible Notes are outstanding on the date that is 91 days prior to the date of the maturity of such 2024 Convertible Notes, the date that is 91 days prior to the date of the maturity of the 2024 Convertible Notes unless the on such date Borrower has Liquidity in the amount of at least (x) $1,000 million plus (y) the principal amount the 2024 Convertible Notes outstanding on such date.
“Term Loan Percentage” means, for any Term Lender, the percentage held by such Term Lender of the aggregate principal amount of all Term Loans then outstanding.
“Term Loans” means the term loans to be made by the Term Lenders to the Borrower pursuant to Section 2.1 on the Term Loan Funding Date.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Termination Date” is defined in the lead-in to Article 6 hereof.
“Total Funded Debt” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) of such definition (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.
“Transactions” means, collectively, (a) the transactions contemplated by this Agreement and the other Loan Documents and (b) the payment of the Transaction Expenses.
“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the

United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unused Term Loan Commitments” means, at any time, the difference between the Term Loan Commitments then in effect and the aggregate outstanding principal amount of Term Loans.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” is defined in Section 10.1(c)(ⅱ)(B)(ⅲ) hereof.
“Voting Stock” of any Person means capital stock, shares or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock, shares or other Equity Interests having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by any one (1) or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    Terms Generally. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Unless otherwise specified therein, references in a particular agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, such agreement. The term “including” is by way of example and not limitation. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any other Loan Document). All terms that are used in this Agreement or any other Loan Document which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement or such other Loan Document shall otherwise specifically provide.
(b)    Times of Day. All references to time of day herein are references to New York City, New York time unless otherwise specifically provided.
(c)    Accounting Terms; GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, (a) except as otherwise provided herein in the definition of “Capital Lease” and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities by the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Account Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.3     Certain Determinations. Notwithstanding anything to the contrary herein, financial ratios and tests (including the Leverage Ratio and the components thereof) and the amount of Consolidated Total Assets (and the components there) contained in this Agreement that are calculated with respect to any test period shall be calculated on a Pro Forma Basis.
Section 1.4    Change in Accounting Principles. If, after the Closing Date, there shall occur any change in GAAP (except as otherwise provided herein in the definition of “Capital Lease”) from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with Section 1.3, financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.
Section 1.5    Currency Generally. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country, the adoption of the Euro by any member state of the European Union and any relevant market convention or practice relating to such change in currency or relating to the Euro.
Section 1.6    Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this

Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE 2.    THE LOAN FACILITIES.
Section 2.1    The Term Loans.
(a)    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a Term Loan to the Borrower on the Term Loan Funding Date, in an aggregate principal amount not to exceed its Term Loan Commitment as of such date (determined immediately prior to giving effect to the making of any such Term Loan) provided that (i) there shall be only one Borrowing of Term Loans and any Term Loan Commitments that remain undrawn on the Term Loan Funding Date shall automatically be terminated on such date. The Term Loans shall have the terms set forth in this Agreement and Loan Documents; it being understood that the Term Loans (and all principal, interest and other amounts in respect thereof) will constitute “Obligations” under this Agreement and the other Loan Documents. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the Term Loans comprising the Borrowing hereunder of Term Loans be Base Rate Loans or Term Benchmark Loans. For the avoidance of doubt, no RFR Borrowings will be permitted hereunder unless and until it has been implemented as a Benchmark Replacement pursuant to Section 8.3.
(b)    Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.2    [Reserved].
Section 2.3    [Reserved].
Section 2.4    Applicable Interest Rates.
(a)    Term Base Rate Loans. Each Term Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Term Benchmark Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).
(b)    Term Benchmark Term Loans. Each Term Loan that is a Term Benchmark Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR Rate applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.
(c)    Term RFR Loans. Each Term Loan that is a RFR Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Base Rate Loans until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Daily Simple SOFR from time to time in effect, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and at maturity (whether by acceleration or otherwise)..

(d)    [Reserved].
(e)    [Reserved].
(f)    [Reserved].
(g)    Default Rate. While any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest or fees), or, with respect to the Borrower, Section 7.1(j) or (k) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the overdue amounts of all Loans, interest or fees owing hereunder by it at a rate equal to 2.00% per annum plus (i) in the case of Loans, the interest rate otherwise applicable thereto and (ii) otherwise, the rate applicable to Term Loans that are Base Rate Loans. Such interest shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders.
(h)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.5    Manner of Borrowing Loans and Designating Applicable Interest Rates.
(a)    Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Dollars and (ii) 1:00 p.m. (New York time) on the date the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, with respect to Base Rate Loans and Term Benchmark Loans that are denominated in Dollars, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Term Benchmark Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Term Benchmark Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Loans is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Term Benchmark Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Term Benchmark Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Term Benchmark Loans must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion of a Borrowing of Loans that are denominated in Dollars. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans and Term Benchmark Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Term Benchmark Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing of Term Benchmark Loans, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Term Benchmark Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Term

Benchmark Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, automatically be converted into a Borrowing of Base Rate Loans.
(d)    Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of Loans, subject to Article 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Loans to an account designated by the Borrower in the applicable notice of borrowing.
(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the date (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.
Section 2.6    Minimum Borrowing Amounts; Maximum Term Benchmark Loans. Each Borrowing of Base Rate Loans advanced under the Facility shall be in an amount not less than $1.0 million or such greater amount that is an integral multiple of $1.0 million. Each Borrowing of Term Benchmark Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to $1.0 million or such greater amount that is an integral multiple of $1.0 million. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Term Benchmark Loans outstanding at any one time.
Section 2.7    Maturity of Loans.
(a)    Scheduled Payments of Term Loans. The Term Loans, both for principal and interest, shall mature and become due and payable by the Borrower on the Term Loan Maturity Date.
(b)    [Reserved].
Section 2.8    Prepayments.
(a)    Voluntary Prepayments of Term Loans.
(i)        The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (except as set forth in Section 8.1 below) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5.0 million or such greater amount that is an integral multiple of $1.0 million or, if less, the entire principal amount thereof then outstanding. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each prepayment under this Section 2.8 prior to 1:00 p.m. (New York time) at least one (1) Business Day in the case of Base Rate Loans or two (2) Business Days in the case of Term Benchmark Loans prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.
(ii)     [Reserved].

(b)        [Reserved].

(c)        Mandatory Prepayments.

(i)        Within forty-five (45) days (or, in the case of a reduction of Term Loan Commitments, within five (5) Business Days) of the receipt by the Borrower or any of its Wholly-owned Subsidiaries of any Net Debt Proceeds from the incurrence of any Indebtedness pursuant to clause (a) the definition thereof by the Borrower or any of its Wholly-owned Subsidiaries (other than Excluded Debt), the Borrower shall prepay any outstanding Term Loans or reduce any outstanding Term Loan Commitments in an amount equal to one hundred percent (100%) of such Net Debt Proceeds, to be applied as set forth in Section 2.9. Nothing in this Section 2.8(c)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement unless resulting in a payment in full.

(ii)        [Reserved].
(iii)    [Reserved].
(iv)    [Reserved].
(v)        [Reserved].
(vi)    [Reserved].
(vii)    [Reserved].
(viii)    Unless the Borrower otherwise directs, prepayments of Term Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Term Benchmark Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid together with any amounts due the Lenders under Section 8.1.
(d)    Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) [reserved] and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.
(e)    The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.
Section 2.9    Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim, except as provided in Section 10.7. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:
(a)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(b)    second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)    third, to the payment of principal on the Term Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)    fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(e)    fifth, to the Borrower or whoever else may be lawfully entitled thereto.
Section 2.10    Commitment Terminations and Reductions.
(a)    The Term Loan Commitment of each Term Lender shall be automatically and permanently terminated on the Term Loan Commitment Termination Date. The Term Loan Commitment of each Term Lender shall be automatically and permanently reduced upon any mandatory prepayment pursuant to Section 2.8(c) (to the extent of the amount of such mandatory prepayment to such Term Lender).
(b)    The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments; provided that each reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Term Loan Commitments under clause (b) of this Section 2.10 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.10 shall be irrevocable; provided that a notice of termination or reduction of the Term Loan Commitments delivered by the Borrower may state that such notice is conditioned on the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Term Loan Commitments shall be permanent. Each reduction of the Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.
Section 2.11    [Reserved].

Section 2.12    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Term Benchmark Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit D (referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one (1) or more Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
Section 2.13    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Term Loan Percentages a commitment fee at a rate of 0.20% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Term Loan Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Term Loan Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on each Fiscal Quarter End Date (commencing on the first such date occurring after the Closing Date).
(b)    [Reserved].
(c)    [Reserved].
(d)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(e)    Fees Generally. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders. Once paid when due and payable, none of the fees shall be refundable under any circumstances.
Section 2.14    [Reserved].
Section 2.15    [Reserved].
Section 2.16    [Reserved].
Section 2.17    [Reserved].
Section 2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Fees shall cease to accrue for such Defaulting Lender pursuant to Section 2.13.

(b)    The Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.
(c)    The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.
ARTICLE 3.    CONDITIONS PRECEDENT.
Section 3.1    All Credit Extensions. At the time of each Credit Extension made after the Closing Date hereunder:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as of said time, except to the extent the same expressly relate to an earlier date;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension; and
(c)    the Administrative Agent shall have received the notice required by Section 2.5 hereof.
Each request for a Borrowing covered under this Section 3.1 shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section 3.1.
Section 3.2    Closing Date. The effectiveness of the Term Loan Commitments hereunder are subject solely to the satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (and, to the extent requested by the Administrative Agent, followed promptly by originals) unless otherwise specified:
(1)    counterparts of this Agreement executed by the Borrower and the Term Lenders; and
(2)    a Note executed by the Borrower in favor of each Term Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;
(3)    a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower;
(4)    (i) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of the Borrower and certified as of a recent date by the appropriate governmental official (or a representation that such documents have not been amended since the prior date of delivery); (ii) incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Closing Date; (iii) resolutions of the board of directors or similar governing body of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party as of the Closing Date, certified as of the Closing Date by the Borrower as being in full force and effect without modification or amendment; and (iv) copies of the certificates of good standing or the equivalent (if any) for the Borrower from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, in each case dated a recent date prior to the Closing Date; and
(5)    a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 3.2 as of the Closing Date.

(b)    All reasonable and documented out-of-pocket fees and expenses due to the Administrative Agent and the Joint Lead Arrangers and required to be paid on the Closing Date shall have been paid (or the Borrower shall have made arrangements reasonably satisfactory to the Administrative Agent for such payment).
(c)    As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.
(d)    Each of the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be and remain true and correct in all material respects (or, if qualified as to “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) as of the Closing Date, except to the extent the same expressly relate to an earlier date.
(e)    Since July 1, 2022, there shall not have occurred any Material Adverse Effect.
(f)    (i) The Administrative Agent shall have received, no later than 3 Business Days in advance of the Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing at least seven (7) Business Days prior to the Closing Date by the Term Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 3 Business Day days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least seven (7) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f)(ii) shall be deemed to be satisfied).
(g)    The Administrative Agent shall have received an executed Solvency Certificate signed on behalf of the Borrower, dated the Closing Date.
(h)    The Borrower shall have paid to the Administrative Agent, for the ratable account of each Lender, an upfront fee equal to 0.10% of the aggregate principal amount of Term Loan Commitments of such Lender on the Closing Date.
ARTICLE 4.    THE GUARANTY.
Section 4.1    [Reserved].
Section 4.2    [Reserved].
Section 4.3    Guaranty. As of the initial Guarantee Date (other than during any Guarantee Termination Period), the payment and performance of the Obligations shall at all times be guaranteed by each Material Subsidiary (other than an Excluded Subsidiary), including any Immaterial Subsidiary which becomes a Material Subsidiary (each, a “Guarantor” and, collectively, the “Guarantors”) pursuant to a guaranty agreement in substantially the form attached as Exhibit I, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”).
Section 4.4    Further Assurances. In the event the Borrower or any Subsidiary (other than an Excluded Subsidiary) forms or acquires any other Subsidiary (other than an Excluded Subsidiary), or any Immaterial Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary) after the initial Guarantee Date (other than during any Guarantee Termination Period), on or prior to the later to occur of (a) 60 days following the date of such acquisition or formation or event and (b) the date of the required delivery of the Compliance Certificate following the date of such acquisition, formation or event (or such longer period as to which the Administrative Agent may consent), the Borrower shall cause such Subsidiary to execute such guaranties (or supplements, assumptions or amendments to existing guaranty documents) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
ARTICLE 5.    REPRESENTATIONS AND WARRANTIES.
On the Closing Date and on the dates to the extent required pursuant to Section 3.1 hereof, the Borrower represents and warrants to each Lender and the Administrative Agent that:

Section 5.1    Financial Statements.
(a)    The Borrower’s audited consolidated balance sheet and related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity as of and for the fiscal years ended July 1, 2022, July 2, 2021 and July 3, 2020, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.
(b)    [Reserved].
(c)    The unaudited consolidated balance sheet and related unaudited statements of income, comprehensive income and cash flows of the Borrower as of and for the fiscal quarter ended September 30, 2022, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of the preceding clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
Section 5.2    Organization and Qualification. The Borrower and each of its Subsidiaries (i) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent the failure of any Subsidiary to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.3    Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than Permitted Liens, except with respect to clauses (a), (c) or (d) above, to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4    No Material Adverse Change. Since July 1, 2022, there has been no event or circumstance which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 5.5    Litigation and Other Controversies. Except as specifically disclosed in any SEC Documents filed or furnished and publicly available on or before the Closing Date (but excluding any disclosure in the “Risk Factors” or “Forward-Looking Statements” sections of any SEC Document and similar statements included in any SEC Document that are solely forward looking in nature) or on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
Section 5.6    True and Complete Disclosure.

(a)    As of the Closing Date, all written information (other than projections and any other forward-looking information of a general economic or industry nature) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is complete and correct when taken as a whole, in all material respects, and does not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto); provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries, the Borrower only represents and warrants that such information has been prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections are as to future events and are not viewed as facts or a guarantee of financial performance or achievement and that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may differ significantly from the projections and such differences may be material).
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 5.7    Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).
Section 5.8    Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Tax returns required to be filed by the Borrower and/or any of its Subsidiaries, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each of its Subsidiaries has paid all Taxes payable by them (whether or not shown on any Tax returns, and including in its capacity as withholding agent), except those (a) not overdue by more than thirty (30) days or (b) if more than 30 days overdue, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the non-payment of which would not be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect.
Section 5.9    ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan, except where the failure, noncompliance or incurrence of such would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as would not be reasonably expected to have a Material Adverse Effect.
Section 5.10    Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization or incorporation and the percentage ownership (whether directly or indirectly) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries.
Section 5.11    Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.12    Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with all permits issued under such Environmental Laws;
(b)    There are no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any real property, including leaseholds, currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries;
(c)    To the knowledge of the Borrower or any of its Subsidiaries, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to (i) form the basis of an Environmental Claim against or result in an Environmental Liability of the Borrower or any Subsidiary, or (ii) cause any real property of the Borrower or any Subsidiary to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any Environmental Law.
(d)    Hazardous Materials have not been Released on, at, under or from any facility currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in any liability of the Borrower or any of its Subsidiaries.
Section 5.13    Investment Company. No Borrower is required to register as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.14    Intellectual Property. The Borrower and each of its Subsidiaries own all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights, or each has obtained licenses or other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Effect.
Section 5.15    Good Title. The Borrower and its Subsidiaries have good and indefeasible title, to, or valid leasehold interests in, to their material properties and assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets permitted hereunder, and such defects in title or the validity of leasehold interests that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.
Section 5.16    Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries and (ii) to the knowledge of the Borrower and its Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
Section 5.17    Capitalization. Except as set forth on Schedule 5.17, all outstanding Equity Interests of the Borrower and its Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Closing Date there are no outstanding commitments or other obligations of any Subsidiary to issue, and no rights of any Person to acquire, any Equity Interests in any Subsidiary.
Section 5.18    Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened in writing, except where such revocation or denial would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.19    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except (a) for such approvals which have been obtained prior to the Closing Date and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not be reasonably expected to have a Material Adverse Effect.
Section 5.20    Solvency. As of the Closing Date, as applicable, and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the fair value of assets of the Borrower and its Subsidiaries is more than the existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability on existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date and as proposed to be conducted following the Closing Date; and (d) the Borrower and its Subsidiaries are able to meet their debts as they generally become due. For the purposes of this Section 5.20, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
Section 5.21    Anti-Corruption Laws, Sanctions and Anti-Money Laundering.
(a)    Anti-Corruption and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors and officers and, to the knowledge of a Responsible Officer of the Borrower, its employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower or its Subsidiaries or any of their respective directors or officers or (ii) to the knowledge of a Responsible Officer of the Borrower, any of the respective employees or Affiliates of the Borrower or any of its Subsidiaries is a Sanctioned Person or located, organized or resident in a Sanctioned Country.
(b)    Patriot Act. The Borrower and its Subsidiaries are in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Sanctions, anti-money-laundering laws and Anti-Corruption Laws.
(c)    Use of Proceeds. The proceeds of any Loans will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.
ARTICLE 6.    COVENANTS.
The Borrower covenants and agrees that, from and after the Closing Date until the Loans or other Obligations hereunder shall have been paid in full (other than with respect to contingent indemnification obligations for which no claim has been made) and the Commitments shall have been terminated (the “Termination Date”):
Section 6.1    Information Covenants. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):
(a)    Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end, commencing with the fiscal quarter ending December 30, 2022, the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, and setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(b)    Annual Statements. Within 90 days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending June 30, 2023), a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern” or like qualification; provided that such report may contain a “going concern” qualification, explanatory paragraph or emphasis solely as a result of an impending maturity within 12 months of the Facility.
(c)    Annual Budget. Within 45 days after the commencement of each fiscal year of the Borrower, an annual budget for the Borrower and its Subsidiaries for such fiscal year in a form customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet and consolidated statements of profits and losses and capital expenditures as of the end of and for such fiscal year).
(d)    [Reserved]
(e)    Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower substantially in the form of Exhibit F (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) during a Guarantee Period, designating any applicable Domestic Subsidiary as a Material Subsidiary and (y) showing the Borrower’s compliance with the covenant set forth in Section 6.22.
(f)    Notice of Default or Litigation. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.
(g)    Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information which the Borrower or any of its Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $500.0 million.
(h)    [Reserved].
(i)    Environmental Matters. Promptly after the Borrower obtains knowledge thereof, notice of one (1) or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i) through (iv) above, and such detailed reports relating to any of the matters set forth in clauses (i) through (iv) above as may reasonably be requested by, and at the expense of, the Administrative Agent or the Required Lenders.
(j)    Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.
Information and documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.
Notwithstanding the foregoing, the obligations in clauses (a), (b) and (d) of this Section 6.1 may be satisfied by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.
The Borrower acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 10.25 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).
Section 6.2    Inspections. The Borrower will, and will cause each Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any tangible Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request, in each case, subject to Section 10.23; provided that (i) reasonable prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one (1) time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one (1) inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 6.3    Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its tangible property, plant and equipment in good repair, working order and condition, (ii) prosecute, maintain and renew its intellectual property, except to the extent permitted herein, except (A) in the case of clause (i) with respect to normal wear and tear and casualty and condemnation and (B) in the case of clauses (i) and (ii) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in full force and effect with insurance companies that the Borrower believes are financially sound and reputable insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Borrower of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons and shall furnish to the Administrative Agent upon its reasonable request (but not more than once per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried.
(b)    Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any Environmental Laws; (ii) shall obtain and maintain in full force and effect all permits issued under Environmental Law required for its operations at or on its facilities; (iii) shall cure as soon as reasonably practicable any material violation of applicable Environmental Laws with respect to any of its real properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its real properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at, under, from or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to the preceding clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same would not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrower and its Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released as required by any applicable Environmental Law.
Section 6.4    Books and Records. The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Subsidiary, as the case may be.
Section 6.5    Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of organization and (b) its franchises, authority to do business and governmental licenses, except, (i) in the case of clause (a) above with respect to each Subsidiary and (ii) in the case of clause (b) above, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Borrower or any Subsidiary from consummating any transaction permitted by Section 6.16.
Section 6.6    Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien). The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees in connection with the Borrower or its Subsidiaries with Anti-Corruption Laws, applicable Sanctions and the Patriot Act and other applicable anti-money laundering laws.
Section 6.7    ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
Section 6.8    Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all material Taxes (whether or not shown on any Tax return, and including in its capacity as withholding agent) imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) such Taxes are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided in accordance with GAAP or (b) the failure to pay such Taxes could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 6.9    [Reserved].
Section 6.10    Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for general corporate purposes (which may include tax and interest payments to the Internal Revenue Service in conjunction with the Borrower’s tentative settlement for the resolution of certain statutory notices of deficiency and notices of proposed adjustments). The proceeds of any Loans will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.
Section 6.11    Sale/Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction, except the following:
the Sale/Leaseback Transaction is solely with the Borrower or another Subsidiary;

the lease is for a period not in excess of 36 months (or which may be terminated by the Borrower or such Subsidiary), including renewals;
(a)    the Sale/Leaseback Transaction was entered into prior to the Closing Date;
(b)    the Borrower or a Subsidiary within 365 days after the sale of such property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (a) the repayment of Indebtedness hereunder, other Indebtedness ranked on a pari passu basis with the Indebtedness hereunder or Indebtedness of a Subsidiary, (b) the purchase, construction, development, expansion or improvement of property; or (c) a combination thereof; or
(c)    the Attributable Debt of the Borrower and Subsidiaries of the Borrower in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Closing Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (a)-(d) of this sentence), together with the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.14(b)(xviii) and the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.15(r) in an amount that does not exceed at any one time outstanding the greater of $1,688 million and 15% of Consolidated Net Tangible Assets.
Section 6.12    [Reserved].
Section 6.13    [Reserved].
Section 6.14    Limitation on Subsidiary Indebtedness and Issuance of Subsidiary Preferred Stock.
(a)    The Borrower will not permit any Subsidiary to create, incur, assume, guarantee or permit to exist, with respect to (collectively, “incur”) any Subsidiary Indebtedness (including Acquired Debt).
(b)    The foregoing restriction shall not apply to the following items:
(i)    Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(ii)    Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or a Subsidiary;
(iii)    (A) Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (B) Indebtedness incurred in connection with the leases of precious metals and/or commodities; provided that, the aggregate principal amount of Indebtedness outstanding under this clause (b)(iii), together with any Refinancing Indebtedness incurred under clause (b)(xiv) below in respect thereof, shall not exceed the greater of $500.0 million and 2.50% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(iv)    Contingent Obligations incurred by any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be incurred under this Agreement.
(v)    Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;
(vi)    (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(vii)    Indebtedness arising from agreements providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;
(viii)    Indebtedness arising from agreements providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with any acquisitions or other investments;
(ix)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;
(x)    Indebtedness consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;
(xi)    Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower and its Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with any Acquisition or other investment;
(xii)    Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower;
(xiii)    Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(xiv)    Indebtedness in existence on the Closing Date and if such Indebtedness is in excess of $50 million as set forth in all material respects on Schedule 6.14 and intercompany Indebtedness in existence on the Closing Date;
(xv)    Indebtedness constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(xvi)    the incurrence of any Refinancing Indebtedness with respect to any Indebtedness permitted under clauses (b)(iii), (b)(xiv) and (b)(xviii);
(xvii)    Indebtedness of Persons that are acquired or merged into a Subsidiary in an Acquisition or that is assumed by a Subsidiary in connection with such Acquisition; provided that such Indebtedness is not incurred in contemplation of such Acquisition;
(xviii)    other Subsidiary Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding under this clause (b)(xviii) (together with any Refinancing Indebtedness incurred under clause (b)(xvi) above in respect thereof) together with the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted under Section 6.11 and the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.15(r), shall not exceed the greater of $1,688 million and 15% of Consolidated Net Tangible Assets, measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination;

(xix)    endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(xx)    obligations of any Subsidiary incurred in connection with rebate programs;
(xxi)    Permitted Receivables Financing shall not to exceed the greater of $1,000 million and 4.0% of Consolidated Total Assets at any time outstanding; and
(xxii)    solely during a Guarantee Period, (x) Indebtedness in the form of a Guaranty and (y) guarantees of any Indebtedness of the Borrower, except for Indebtedness in respect of the 2029 Senior Unsecured Notes and 2032 Senior Unsecured Notes.
For purposes of determining compliance with this Section 6.14 or Section 6.15, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall not be deemed to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
Further, for purposes of determining compliance with this Section 6.14, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in this Section 6.14 but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.15) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in this Section 6.14, the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.14 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant only to such clause or clauses (or any portion thereof).
Section 6.15    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below in this Section 6.15 (the “Permitted Liens”):
(a)    Liens for the payment of taxes which are not yet due and payable and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;
(b)    Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case, incurred in the ordinary course of business;
(c)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 60 days or if more than 60 days overdue (i) which would not reasonably be expected to have a Material Adverse Effect or (ii) which are being contested in good faith by appropriate proceedings;
(d)    Liens created by or pursuant to this Agreement;
(e)    Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.14(b)(iii) hereof; provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;
(f)    easements, rights-of-way, restrictions, and other similar encumbrances as to the use of real property of the Borrower or any Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;
(g)    Liens in connection with Sale/Leaseback Transactions permitted hereunder;
(h)    Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;
(i)    any interest or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement and leases, licenses, subleases or sublicenses granted to others that do not (x) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (y) secure any Indebtedness;
(j)    licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Borrower in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);
(k)    any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(l)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set-off), which are within the general parameters customary in the banking industry;
(m)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property;
(n)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;
(o)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business;
(p)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(q)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(r)    Liens incurred to secure any obligations; provided that the aggregate principal amount of all such obligations secured by such Liens (together with all Refinancing Indebtedness in respect thereof) together with the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted under Section 6.11 and the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.14(b)(xviii), shall not exceed the greater of $1,688 million and 15% of Consolidated Net Tangible Assets (measured as of the date such Liens are incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);
(s)    Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(t)    Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and to the extent securing Indebtedness in excess of $50 million, as described on Schedule 6.15 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Refinancing Indebtedness in respect of such obligations permitted by Section 6.14) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof;
(u)    Liens arising under any Permitted Receivables Financing permitted under Section 6.14(b)(xxii);
(v)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary or concurrently therewith; provided further that such Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under Section 6.14(b)(xvii);
(w)    Liens on property at the time such Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into such Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by such Subsidiary; provided, further, that such Liens secure Indebtedness permitted to be incurred under Section 6.14(b)(xvii);
(x)    Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;
(y)    assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;
(z)    Liens to secure any Indebtedness permitted by Section 6.14(b)(i) to the extent that the Borrower or any other Subsidiary is required to post segregated collateral to any clearing agency in respect of any such Indebtedness as required, or as may be required, by the Commodity Exchange Act, any regulations thereto, or any other applicable legislation or regulations in connection therewith;
(aa)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding leases that are not Capital Leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;
(bb)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;
(cc)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(dd)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(ee)    Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff)    Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;
(gg)    in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(hh)    Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and
(ii)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located.
For purposes of determining compliance with this Section 6.15, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in this Section 6.15 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in this Section 6.15, the Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
Section 6.16    Fundamental Changes.
(a)    The Borrower will not, and will not permit any Subsidiary to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and, in the case of clause (D) below, the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 6.22(a), (A) any Person may amalgamate, merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (B) the Borrower may amalgamate, merge or consolidate with any Person in a transaction in which such Person is the surviving entity, provided that (1) such Person is a corporation or limited liability company organized under the laws of either the United States, any State thereof, or the District of Columbia or the same jurisdiction as the Borrower, (2) prior to or substantially concurrently with the consummation of such amalgamation, merger or consolidation, (x) such Person shall execute and deliver to the Administrative Agent an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall assume all of the obligations of the Borrower under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request relating to such Person, such amalgamation, merger or consolidation or the Assumption Agreement, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such amalgamation, merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Administrative Agent of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Borrower under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be “Borrower”, (C) any Person (other than the Borrower) may amalgamate, merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (D) any Subsidiary may amalgamate with, merge into or consolidate with any Person (other than another Borrower) in a transaction not prohibited under paragraph (b) of this Section in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (E) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders: and

(b)    The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
Section 6.17     Limitation on Priority Debt. The Borrower will not, and will not permit any Subsidiary to create, incur, assume, guarantee or permit to exist any Priority Debt, other than:
(a)    any Priority Debt that exists on the Closing Date and that is listed on Schedule 6.17; and
(b)    Priority Debt in an amount not to exceed $300 million at any one time outstanding.
Section 6.18    [Reserved].
Section 6.19    Limitation on Restrictions. The Borrower will not, and will not permit any Subsidiary to enter into, incur or permit to exist any agreement or other arrangement with any Person (other than any such agreements or arrangements between or among the Borrower and the Subsidiaries) that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary, in each case, except to the extent the Borrower has reasonably determined that such agreement or arrangement will not materially impair the Borrower’s ability to make payments under this Agreement when due; provided that the foregoing shall not apply to (a) prohibitions, restrictions or conditions imposed by law or by the Loan Documents, (b) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument set forth on Schedule 6.05 (but shall apply to any amendment or modification expanding the scope of any such prohibition, restriction or condition), (c) in the case of any Subsidiary that is not a wholly owned Subsidiary, prohibitions, restrictions and conditions imposed by its organizational documents or any related joint venture, shareholders’ or similar agreement; provided that such prohibitions, restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (d) customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary that are applicable solely pending such sale; provided that such prohibitions, restrictions and conditions apply only to the Subsidiary that is to be sold, (e) prohibitions, restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and not created in contemplation thereof or in connection therewith (but shall apply to any amendment or modification expanding the scope of any such restriction or condition); provided that such prohibitions, restrictions and conditions apply only to such Subsidiary, (f) prohibitions, restrictions and conditions imposed by agreements relating to any Indebtedness of the Borrower or any Subsidiary permitted hereunder to the extent, in the good faith judgment of the Borrower, such prohibitions, restrictions and conditions, at the time such Indebtedness is incurred, are on customary market terms for Indebtedness of such type and (g) customary provisions in leases or licenses (or sublicenses) of intellectual or similar property restricting the assignment, subletting or transfer thereof.
Section 6.20    [Reserved].
Section 6.21    OFAC. The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
Section 6.22    Financial Covenant.
(a)    Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower during each of the periods specified below, permit the Leverage Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	THE LEVERAGE RATIO SHALL NOT BE GREATER THAN:
Closing Date	March 31, 2023	3.75 to 1.00
April 1, 2023	June 30, 2023	4.75 to 1.00
July 1, 2023	September 29, 2023	5.00 to 1.00
September 30, 2023	December 29, 2023	4.75 to 1.00
December 30, 2023	March 29, 2024	4.50 to 1.00
March 30, 2024	June 28, 2024	4.25 to 1.00
June 29, 2024	At all times thereafter	3.75 to 1.00

(b)    Pro Forma Compliance. Compliance with the financial covenant set forth in clause (a) above shall always be calculated on a Pro Forma Basis.
ARTICLE 7.    EVENTS OF DEFAULT AND REMEDIES.
Section 7.1    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days;
(b)    default in the observance or performance of any covenant set forth in Sections 6.1(f)(i), 6.5 (with respect to the Borrower), 6.11, 6.14, 6.15, 6.16, 6.17, 6.19, 6.21 or 6.22 hereof;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Borrower by the Administrative Agent;
(d)    any representation or warranty made or deemed made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect (or in all respects, if qualified by a materiality threshold) as of the date of the issuance or making thereof and, solely to the extent such representation or warranty is capable of being corrected or cured, shall remain incorrect for 30 days after the earlier of (x) the Borrower’s knowledge of such default and (y) receipt by the Borrower of written notice thereof from the Administrative Agent;
(e)    any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), or any Loan Party terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder (other than pursuant to the terms hereof);
(f)    default shall occur under any Material Indebtedness, or under any indenture, agreement or other instrument under which the same may be issued, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due or required to be prepaid, repurchased, defeased or redeemed prior to its stated maturity, or the principal or interest under any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any; provided that this clause (f) shall not apply to termination events or any other similar event under the documents governing Hedge Agreements for so long as such termination event or other similar event does not result in (x) the occurrence of an early termination date or (y) a failure to pay amounts owed resulting from any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further that this clause (f) shall not apply to any Indebtedness represented by the 2024 Convertible Notes;
(g)    any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries that are Significant Subsidiaries, or against any of its Property, in an aggregate amount in excess of $500 million (except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;
(h)    an ERISA Event shall have occurred which could reasonably be expected to result in a Material Adverse Effect;
(i)    any Change of Control shall occur;
(j)    the Borrower or any of its Subsidiaries that are Significant Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, and such period shall continue for a period of sixty (60) days, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, provisional liquidator, liquidator or similar official for it or any substantial part of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.16(a)(E)), or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
(k)    a custodian, receiver, trustee, examiner, provisional liquidator, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries that are Significant Subsidiaries, or any substantial part of any of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.16(a)(E)), or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Subsidiary that is a Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
Section 7.2    Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Term Loan Commitments, and if so directed by the Required Lenders, terminate all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) after a breach or default by the Borrower under Section 6.22, if so directed by the Required Lenders, terminate the remaining Term Loan Commitments and declare the principal of and the accrued interest on all outstanding Term Loans to be forthwith due and payable, and thereafter, if so directed by the Required Lenders, terminate all other obligations of the Term Lenders hereunder on the date stated in such notice (which may be the date thereof). The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 7.3    Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Term Loan Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.
Section 7.4    [Reserved].
Section 7.5    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

ARTICLE 8.    CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.
Section 8.1    Funding Indemnity. In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.5, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for requesting such amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 8.2    Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Term Benchmark Loans whose interest is determined by reference to Adjusted Term SOFR Rate, or to perform its obligations as contemplated hereby with respect to such Term Benchmark Loans, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Term Benchmark Loans in the affected currency or currencies under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Term Benchmark Loans in such affected currency or currencies. In the case of Term Benchmark Loans denominated in Dollars, such Lender may require that such affected Term Benchmark Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly following any date on which it becomes lawful for such Lender to make and maintain Term Benchmark Loans or give effect to its obligations as contemplated hereby with respect to any Term Benchmark Loan.
Section 8.3    Alternate Rate of Interest.
(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.3, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) an Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 8.3), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.3.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark

Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
Section 8.4    Yield Protection.
(a)    If, on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:
(i)    shall subject any Lender (or its Lending Office) to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 10.1 and (B) Excluded Taxes), with respect to its Term Benchmark Loans or its obligation to make Term Benchmark Loans, or its deposits, reserves or other liabilities or capital attributable to any of the foregoing; or
(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Term Benchmark Loans, or its obligation to make Term Benchmark Loans;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Term Benchmark Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.4(a) for any increased costs or reductions suffered more than one hundred and eighty (180) days prior to the date that Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).
(b)    If, after the Closing Date, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.4(b) for any reductions suffered more than one hundred and eighty (180) days prior to the date that Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented (but solely to the extent the relevant increased costs or loss of yield would otherwise have been subject to compensation by the Borrower under the applicable increased cost provisions).
(d)    A Lender claiming compensation under this Section 8.4 shall only be entitled to reimbursement by the Borrower (i) if such Lender has delivered to Borrower a certificate claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder at the time of such demand, which shall be conclusive absent manifest error (it being understood that in determining such amount, such Lender may use any reasonable averaging and attribution methods) and (ii) to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed. No failure or delay by a Lender in exercising any right or power pursuant to this Section 8.4 shall operate as a waiver thereof.
Section 8.5    Substitution of Lenders. In the event that (a) the Borrower receives a claim from any Lender for compensation under Section 8.4, Section 10.1 or Section 10.4 hereof, (b) the Borrower receives a notice from any Lender of any illegality pursuant to Section 8.2 hereof, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring the consent of all Lenders or each Lender directly affected thereby (and such Lender is so affected), and as to which the Required Lenders or a majority of all Lenders directly affected thereby have otherwise consented (any such Lender referred to in clause (d) above being hereinafter referred to as a “Non-Consenting Lender” and any Non-Consenting Lender and any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Term Loan Commitments other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (B) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent, (C) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal, interest and fees owing to it hereunder, (D) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.10 owing to such replaced Lender prior to the date of replacement, (E) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof and (F) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Affected Lender, or (ii) terminate the Term Loan Commitment of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date. Each party hereto agrees that an assignment required pursuant to this Section 8.5 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Affected Lender required to make such assignment need not be a party thereto.
Section 8.6    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each, a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Term Benchmark Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof (or with respect to any payment by or on behalf of any Loan Party under this Agreement or any other Loan Document, to reduce any liability of the Borrower to such Lender under section 10.1 hereof), or to avoid the unavailability of Term Benchmark Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.
ARTICLE 9.    THE ADMINISTRATIVE AGENT.
Section 9.1    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers, rights and remedies under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in the Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Notwithstanding the use of “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein and therein. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than to the extent provided in Sections 9.1, 9.3, 9.7, 9.11 and 9.12). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries, other than as provided in Section 10.10(c) with respect to the maintenance of the Register.
Section 9.2    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Article 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.
Section 9.3    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
Section 9.4    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 9.5    Liability of Administrative Agent; Credit Decision; Delegation of Duties.
(a)    Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or any of its officers, partners, directors, employees or agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper party or parties, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of it acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11). In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty, representation or recital made in connection with this Agreement, any other Loan Document or any Credit Extension, or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or any Credit Extension or the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in Article 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the execution, validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges, represents and warrants that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent (and not otherwise reasonably objected to by the Borrower within ten (10) days after notice of such appointment). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.5 and of Section 9.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 9.6    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify the Administrative Agent, to the extent that the Administrative Agent has not been reimbursed by any Loan Party and without relieving any such Loan Party from its obligation to do so, for and against any and all liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents within ten (10) days after the date the Administrative Agent makes written demand therefor; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct or bad faith of, or material breach of the Loan Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable share thereof, in accordance with such Lender’s respective Percentage; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.
Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days written notice thereof to the Lenders and the Borrower (such retiring Administrative Agent, the “Departing Administrative Agent”). The Administrative Agent shall have the right to appoint a financial institution (which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1 billion) to act as Administrative Agent hereunder, with the written consent of the Borrower and the Required Lenders (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon the written consent of the Borrower (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Departing Administrative Agent and the Departing Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such Departing Administrative Agent shall be discharged from its duties and obligations hereunder. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this Article 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.
Section 9.8    [Reserved].
Section 9.9    [Reserved].
Section 9.10    No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agents, Documentation Agents, Co-Documentation Agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.11    [Reserved].
Section 9.12    Authorization to Release Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders, without the further consent of any Lender (and shall, upon the written request of the Borrower) to (and to execute any agreements, documents or instruments necessary to):

(i)    upon the Termination Date, release the Borrower and each of the Guarantors from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement);
(ii)    release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Material Subsidiary as a result of a transaction or designation permitted by this Agreement; and
(iii)    upon the written request of the Borrower during a Guarantee Termination Period, release any of the Guarantors from their obligations under the Guaranty.
The Lenders hereby irrevocably agree that if (a) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not a Loan Party or (b) a Guarantor or any of its successors in interest hereunder becomes an Excluded Subsidiary after the initial Guarantee Date, then, in each case, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of (or if a Guarantor becomes an Excluded Subsidiary, immediately prior to) the time of such transfer, sale, disposal or occurrence.
Any representation, warranty or covenant contained in any Loan Document relating to any Guarantor released pursuant to this Section 9.12 shall no longer be deemed to be repeated with respect to such released Guarantor.
    If a Guarantee Event occurs, the Borrower shall cause the Guarantors to provide a Guaranty of all the Obligations, and the Loan Parties shall, at their sole cost and expense, take all actions and execute and deliver all Guarantee Documents to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, within 60 days of such Guarantee Event (or such longer period as the Administrative Agent may agree in its sole discretion) (any date on which such Guarantee Documents are required to be delivered pursuant to the foregoing, the “Guarantee Date”).
For purposes of this Agreement, (i) the period of time between the Closing Date and the initial Guarantee Date and any other period after the corresponding Guarantee Termination Date, but prior to any subsequent Guarantee Date, is referred to as the “Guarantee Termination Period,” and (ii) any period of time between a Guarantee Date and a subsequent Guarantee Termination Date, is referred to as a “Guarantee Period”.
Section 9.13    Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 10.1, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 9.14    Erroneous Payment. (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the

NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.14 shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(iv)    Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 9.15    Certain ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 10.    MISCELLANEOUS.
Section 10.1    Taxes.
(a)    Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding or deduction for or on account of any Taxes. If any such withholding or deduction is so required, such withholding or deduction shall be made by the applicable withholding agent, the amount withheld shall be paid to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and the relevant Loan Party shall pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) after withholding or deduction for Taxes has been made (including such withholding or deduction of Taxes on such additional amount payable under this Section 10.1) is equal to the amount that such Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) would have received had such withholding or deduction not been made.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.1) paid or payable by Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, in the currency in which such payment was made, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority, within ten (10) days after the date the Lender or the Administrative Agent makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.
(c)    Status of Lenders.
(i)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 10.1(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(ii)    Without limiting the generality of the foregoing:
(A)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (2) duly completed and signed copies of IRS Form W-9 certifying that such Lender is entitled to an exemption from U.S. backup withholding.
(B)    Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;
(ii)    two (2) duly completed and signed IRS Forms W-8ECI;
(iii)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed and signed certificates substantially in the form of Exhibit H-1 (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable;
(iv)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two (2) duly completed and signed IRS Forms W-8IMY of the Lender, together with an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certifications documents from each beneficial owner, as applicable, provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or
(v)    two (2) duly completed and signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made.
(C)    If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Borrower and (other than in the case of a payment to the Administrative Agent) the Administrative Agent at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether the Administrative Agent or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)    Notwithstanding any other provision of this Section 10.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(iv)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.1(c).
(d)    Evidence of Payments. After any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1 or Section 10.4, such Loan Party shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
(e)    Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 10.1 or Section 10.4, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to such indemnified party the amount paid over to the Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(e), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this Section 10.1(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted and the indemnification payments or additional amounts with respect to such Tax had not been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(f)    [Reserved].
(g)    Survival. Each party’s obligations under this Section 10.1 and Section 10.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.
Section 10.2    No Waiver; Cumulative Remedies; Collective Action. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2, Section 7.3 and Section 7.4 for the benefit of all the Lenders, and each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights under this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law.
Section 10.3    Non-Business Days. Except as otherwise provided herein, if any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 10.4    Documentary Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent shall timely reimburse the Administrative Agent for the payment of, any and all present or future documentary, court, stamp, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, deliver, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).
Section 10.5    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made until the Termination Date.

Section 10.6    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
Section 10.7    Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10), on any of the in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
Section 10.8    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Borrower: Western Digital Corporation. 3355 Michelson Drive, Suite 100 Irvine, California 92612 Attention: Chief Legal Officer Telephone: (949) 672-7000 Facsimile: (949) 672-9612
to the Administrative Agent:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: Loan & Agency Services Group
Phone No: +1-302-634-7052
Email: david.poppiti@jpmchase.com

With copy(s) to:

JPMorgan Chase Bank, N.A.
Middle Market Servicing
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: Commercial Banking Group
Fax No: (844) 490-5663
Email: jpm.agency.cri@jpmorgan.com
            jpm.agency.servicing.1@jpmorgan.com

With a copy of any notice of any Default or Event
of Default (which shall not constitute notice to the
Borrower) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Duane McLaughlin
Telephone: 212-225-2000
Facsimile: 212-225-3999
Email: dmclaughlin@cgsh.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Article 2 hereof shall be effective only upon receipt.
Section 10.9    Counterparts.
(a)    This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender or any of its Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.10        Successors and Assigns; Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.10, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.10. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)        Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment(s) and the Loans at the time owing to it.
(ii)        Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less $1.0 million (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor and/or two (2) or more lenders that are Affiliates) unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(D)    the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 10.1(c) prior to the assignment.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.10, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4, 10.1(a) and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, notwithstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by the Borrower of any Loans the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrower have any rights of a Lender under this Agreement or any other Loan Document.
(c)    Register.
(i)        The Administrative Agent, acting solely for this purpose as agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.
(ii)        The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Prohibited Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 10.11. Subject to clause (e) of this Section 10.10, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, 10.1, and 10.4 (subject to the requirements and limitations therein (including the requirements under Section 10.1(c), it being understood that the documentation required to be provided under Section 10.1(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.10. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender.
Each Lender that sells a participation pursuant to this Section 10.10(d), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary in connection with a tax audit or other proceeding to establish that any such Obligations are in registered form for U.S. federal income tax purposes.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 10.1 or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Prohibited Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such lender, and this Section 10.10 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    [Reserved].
(h)    [Reserved].
(i)    Prohibited Lenders. If any assignment or participation under this Section 10.10 is made (or attempted to be made) (i) to a Prohibited Lender without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 10.10 and such consent shall have not been obtained or deemed to have been obtained, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans, or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 8.1 if any Term Benchmark Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 10.10 (provided that no registration and processing fee referred to in this Section 10.10 shall be owing in connection with any assignment pursuant to this clause). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 10.10(i). Nothing in this Section 10.10(i) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Section 10.10(a), 10.10(d) or 10.10(f) insofar as such Sections relate to any assignment, participation or pledge to a Prohibited Lender without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.10(i) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Prohibited Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Prohibited Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Prohibited Lender.
Section 10.11    Amendments.
(a)    No provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders and (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent; provided that:
(A)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Commitment or extend the expiry date of any such Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment), (ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of any Loan or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan hereunder or (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;
(B)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, (i) change the definition of “Required Lenders” in a manner that reduces the voting percentages set forth therein, (ii) change the provisions of this Section 10.11, (iii) affect the number of Lenders required to take any action hereunder or under any other Loan Document, (iv) change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or (v) release all or substantially all of the value of the Guaranty provide by the Guarantors during a Guarantee Period; and
(C)    no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or otherwise modify Section 2.8 or any other provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered).
Notwithstanding anything to the contrary herein, (a) except as set forth in clause (A) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.8(d), 10.10(i) or (j); (c) guarantees, collateral security documents and related documents and related documents executed by the Borrower or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local law or advice of local counsel, (ii) cure ambiguities, omissions, mistakes or defects or (iii) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents and (d) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.
(b)    [Reserved].
(c)    Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Term Loan Commitments.

Section 10.12    Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 10.13    Costs and Expenses; Indemnification.
(a)    The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses (on the Closing Date or within thirty (30) days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) of (i) the Administrative Agent and Joint Lead Arrangers in connection with the syndication of the Facility and the preparation, execution, delivery and administration of the Loan Documents, (ii) the Administrative Agent in connection with any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches and (iii) the Administrative Agent and the Lenders (within thirty (30) days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request) in connection with the enforcement of the Loan Documents.
(b)    No Joint Lead Arranger or Lender or their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing (each, a “Lender-Related Person”) and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit any Loan Party’s indemnity and reimbursement obligations to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the indemnified persons with respect to which the applicable indemnified person is entitled to indemnification as set forth in the immediately preceding sentence. No Lender-Related Person nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Lender-Related Person or such other party hereto, as applicable, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.
(c)    The Borrower further agrees to indemnify the Administrative Agent in its capacity as such, each Joint Lead Arranger and each Lender, their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing against all Damages (including, without limitation, reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to (x) any Loan Document, any of the transactions contemplated thereby, the Facility, the syndication of the Facility, the direct or indirect application or proposed application of the proceeds of any Loan or the Transactions or (y) any Environmental Liability relating to the Borrower or any Subsidiary, including without limitation, with respect to the actual or alleged presence, Release or threat of Release of any Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, other than those in each of the cases of clauses (x) and (y) above which (i) arise from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, advisors, agents and Affiliates), in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) arise out of any dispute solely among indemnified persons (other than in connection with any agent or arranger acting in its capacity as the Administrative Agent, a Joint Lead Arranger or any other agent, co-agent, arranger or similar role, in each case in their respective capacities as such, or in connection with any syndication activities) that did not arise out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.
(d)    Notwithstanding any of the foregoing clauses (a) or (c) to the contrary, in no event shall the Borrower be obligated to pay for the legal expenses or fees of more than one (1) firm of outside counsel and, if reasonably necessary, one (1) local counsel in any relevant jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld or delayed), to the Administrative Agent, or the Administrative Agent, the Joint Lead Arrangers and the Lenders, taken as a whole, as the case may be, except, solely in the case of a conflict of interest under clauses (a)(iii) or (c) above, one (1) additional counsel to all affected persons similarly situated, taken as a whole, and if reasonably necessary, one (1) additional local counsel in each relevant jurisdiction or otherwise retained with Borrower’s consent (not to be unreasonably withheld or delayed) to all affected persons similarly situated, taken as a whole. The obligations of the Borrower under this Section 10.13 shall survive the termination of this Agreement.

Section 10.14    Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, but subject to Section 10.2, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.15    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 10.16    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed by and interpreted in accordance with, the law of the State of New York.
Section 10.17    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 10.18    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 10.18 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 10.19    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one (1) or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.
Section 10.20    Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder except as otherwise set forth in this Agreement. Nothing contained in this Agreement and no action taken by the

Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
Section 10.21    USA Patriot Act. Each Lender and each Agent hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender and/or Agent to identify each Loan Party in accordance with the Patriot Act.
Section 10.22    Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any party hereto may otherwise have to bring any proceeding relating to any Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment or (ii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 10.23    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, agents, advisors, insurers, insurance brokers, settlement service providers and other representatives on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely in connection with the transactions contemplated or permitted hereby; provided that the Administrative Agent or the Lenders, as the case may be, shall be responsible for their respective Affiliates’ compliance with this clause, (b) to the extent requested by any regulatory authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential Information relating to the Loan Parties), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower in advance of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Prohibited Lenders is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Prohibited Lenders) or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) (x) to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.23 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (j) for purposes of establishing a “due diligence” defense, (k) to the extent that such information is independently developed, so long as not based on information obtained in a manner that would otherwise violate this Section 10.23. In addition, the Agents and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised of and agrees to be bound by the provisions of this Section 10.23. For purposes of this Section 10.23, “Information” means all information received by the Administrative Agent or any Lender, as the case may be, from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any target company and its Subsidiaries in connection with contemplated or consummated Acquisition or other investment), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Prohibited Lender.
Section 10.24    No Fiduciary Relationship. The Borrower acknowledges and agrees that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Agents and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Agent and/or Lender has advised, is currently advising or will advise the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in this Agreement and the other Loan Documents and (ii) such Agent and/or Lender is acting solely as a principal and not as a fiduciary of the Loan Parties, the Loan Parties’ management, equity holders, Affiliates, creditors or any other Person or their respective Affiliates. Each Agent, each Lender and their Affiliates may have economic interests that conflict with the economic interests of the Borrower or any of its Subsidiaries, their stockholders and/or their Affiliates.
Section 10.25    Platform; Borrower Materials.
(a)    The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iii) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE JOINT LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY JOINT LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
(b)    Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information and that it will handle material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
Section 10.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WESTERN DIGITAL CORPORATION

By:	/s/ Grace Lin
	Name:	Grace Lin
	Title:	Authorized Signatory

[Signature Page to 364-Day Loan Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Lender

By:	/s/ Timothy D. Lee
	Name:	Timothy D. Lee
	Title:	Executive Director
[Signature Page to 364-Day Loan Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Fox
	Name:	Brian Fox
	Title:	Senior Vice President

[Signature Page to 364-Day Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Susan M. Bowes
	Name:	Susan M. Bowes
	Title:	Senior Vice President
[Signature Page to 364-Day Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Harsh Grewal
	Name:	Harsh Grewal
	Title:	Authorized Signatory
[Signature Page to 364-Day Loan Agreement]

Truist Bank, as a Lender

By:	/s/ Alfonso Brigham
	Name:	Alfonso Brigham
	Title:	Director
[Signature Page to 364-Day Loan Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ David Perlman
	Name:	David Perlman
	Title:	Authorized Signatory
[Signature Page to 364-Day Loan Agreement]

DBS BANK LTD., as a Lender

By:	/s/ Kate Khoo
	Name:	Kate Khoo
	Title:	Vice President
[Signature Page to 364-Day Loan Agreement]

Citibank, N.A., as Lender

By:	/s/ Robert G. Shaw
	Name:	Robert G. Shaw
	Title:	Corporate Vice President
[Signature Page to 364-Day Loan Agreement]

BNP PARIBAS, as Lender

By:	/s/ Brendan Heneghan
	Name:	Brendan Heneghan
	Title:	Director

By:	/s/ Nicolas Doche
	Name:	Nicolas Doche
	Title:	Vice President
[Signature Page to 364-Day Loan Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Puneet Lakhotia
	Name:	Puneet Lakhotia
	Title:	Director
[Signature Page to 364-Day Loan Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Aleem Shamji
	Name:	Aleem Shamji
	Title:	Managing Director
[Signature Page to 364-Day Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Annie Chung
	Name:	Annie Chung
	Title:	Director

By:	/s/ Marko Lukin
	Name:	Marko Lukin
	Title:	Vice President
[Signature Page to 364-Day Loan Agreement]

Industrial and Commercial Bank of China Ltd., New York Branch, as a Lender

By:	/s/ Tony Huang
	Name:	Tony Huang
	Title:	Director

By:	/s/ Yuanyuan Peng
	Name:	Yuanyuan Peng
	Title:	Executive Director
[Signature Page to 364-Day Loan Agreement]

Bank of the West, as a Lender

By:	/s/ Cecile Segovia
	Name:	Cecile Segovia
	Title:	Director

[Signature Page to 364-Day Loan Agreement]

Exhibit A

[Reserved]
Exh. A-1

Execution Version
Exhibit B
Notice of Borrowing
Date: __________, ____
To:    JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Loan Agreement dated as of January 25, 2023 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Western Digital Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto
Ladies and Gentlemen:
The undersigned, the Borrower, refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the Borrowing of Loans specified below:
1.    The Business Day of the proposed Borrowing is_______, ____.1
2.    The aggregate amount of the proposed Borrowing is $ ___________ .2
3.    The Borrowing is to be comprised of [Base Rate] [Term Benchmark] Loans.
[4.    The duration of the Interest Period for the Term Benchmark Loans included in the Borrowing shall be ____________ months.]3
The undersigned hereby certifies that the following statements are true on the date hereof:
(a)    the representations and warranties contained in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
(b)    no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

1	Notice must be provided by telephone (promptly confirmed in writing) or telecopy by (i) 1:00 p.m. (New York time) at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Dollars and (ii) 1:00 p.m. (New York time) on the date the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans.

2
Each Borrowing of Base Rate Loans shall be in amount not less than $1,000,000 or such greater amount that is an integral multiple of $1,000,000. Each Borrowing of Term Benchmark Loans advanced shall be in an amount equal to $1,000,000 or such greater amount that is in integral multiple of $1,000,000.

3	May be 1 or 3 months.
Exh. B-1

WESTERN DIGITAL CORPORATION

By:
Name:
Title:
[Signature Page to Notice of Borrowing]

EXHIBIT C
NOTICE OF CONTINUATION/CONVERSION
Date: __________, ____
To:    JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Loan Agreement dated as of January 25, 2023 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Western Digital Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto
Ladies and Gentlemen:
The undersigned Borrower refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the [conversion] [continuation] of the Term Loans specified herein, that:
1.    The conversion/continuation Date is __________, ____.1
2.    The aggregate amount of the Loans to be [converted] [continued] is $____________ .2
3.    The Loans are to be [converted into] [continued as] [Term Benchmark] [Base Rate] Loans denominated in Dollars [ ].
4.    [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be _______ months.3

1
Notice of the continuation of a Borrowing of Loans that are Term Benchmark Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Term Benchmark Loans must be given by no later than 1:00 p.m. at least three Business Days before the date of the requested continuation or conversion of Borrowing of Loans that are denominated in Dollars.

2	Each Borrowing of Term Benchmark Loans continued or converted shall be in an amount equal to $1,000,000 or such greater amount that in an integral multiple of $1,000,000.

3
May be 1 or 3 months. [If no Interest Period is specified with respect to any conversion to or continuation of as a Borrowing of Term Benchmark Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.]

Exh. C-1

WESTERN DIGITAL CORPORATION

By:
Name:
Title:
[Signature Page to Notice of Continuation/Conversion]

EXHIBIT D
TERM NOTE
$____________    _____________, 20 __
For Value Received, the undersigned, Western Digital Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to _____________ or its registered assigns (the “Lender”) at the principal office of JPMorgan Chase Bank, N.A., as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of ______________ Dollars ($______) or, if less, the aggregate unpaid principal amount of the Term Loan made, continued or maintained by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), in installments in the amounts and on the dates called for by Section 2.7(a) of the Loan Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.
This Note is one of the Term Notes referred to in the Loan Agreement dated as of January 25, 2023 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time, and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.
The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
WESTERN DIGITAL CORPORATION

By:
Name:
Title:
Exh. D-1

Exhibit E
SOLVENCY CERTIFICATE
[    ], 2023
This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain
Loan Agreement dated as of January 25, 2023 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Loan Agreement”) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. as administrative agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Loan Agreement.
I am familiar with the finances, properties, business and assets of the Borrower and its Subsidiaries, and have made such investigation and inquiries as I have deemed necessary and prudent to provide this Certificate. In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I believe that:
1.Company (as used herein “Company” means the Borrower and its Subsidiaries, taken as a whole) is (and will be after the incurrence of the obligations under the Loan Agreement and the consummation of the Transactions on the Closing Date, on a pro forma basis) “solvent” as defined in this paragraph; in this context, “solvent” means that (i) the fair value of assets of the Company is more than the existing debts of the Company as they become absolute and matured, (ii) the present fair saleable value of assets of the Company is greater than the amount that will be required to pay the probable liability on existing debts of the Company as they become absolute and matured and (iii) the Company is able to meet its debts as they generally become due. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
2.The incurrence of the obligations under the Loan Agreement and the consummation of the Transactions on the Closing Date, on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

Exh. E-1

I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.
WESTERN DIGITAL CORPORATION

By:
Name:
Title:
Signature Page to Solvency Certificate

EXHIBIT F
COMPLIANCE CERTIFICATE
To:    JP Morgan Chase Bank, N.A.,
as Administrative Agent under the Loan Agreement
described below
This Compliance Certificate is furnished to the Administrative Agent (for delivery to the Lenders) pursuant to that certain Loan Agreement dated as of January 25, 2023 among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.
The Undersigned Hereby Certifies That:
1.    I am the duly elected             1 of the Borrower;
2.    I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    As of the date hereof, no Default or Event of Default has occurred and is continuing[, except as set forth below];
[Described below are the exceptions to paragraph 3 by listing, in detail, the nature of the condition or event and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

4.    [The financial statements required by Section 6.1(a) of the Loan Agreement and being furnished to you concurrently with this Compliance Certificate fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end adjustments and the absence of footnotes]2; and
5.    Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with the financial covenant set forth in Section 6.22 of the Loan Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Loan Agreement.
6.     [The following Subsidiaries are hereby designated as new Material Subsidiaries: [ ].]3

1	Must be the chief financial officer or other financial or accounting officer.

2	Insert this statement for Compliance Certificates delivered in conjunction with the delivery of quarterly financial statements under Section 6.1(a).

3	Only to be included if in a Guarantee Period.
Exh. F-1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _______ day of ______________ 20__.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:
[Signature Page to Compliance Certificate]

SCHEDULE I
TO COMPLIANCE CERTIFICATE
WESTERN DIGITAL CORPORATION
COMPLIANCE CALCULATIONS
LOAN AGREEMENT DATED AS OF JANUARY 25, 20231
CALCULATIONS AS OF _____________, ____

    Leverage Ratio (Section 6.22(a))

Total Funded Debt
1.	Indebtedness for borrowed money, whether current or funded, or secured or unsecured	$
2.	Indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien	$
3.	Obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases	$
4.	Liability in respect of bankers’ acceptances or letters of credit (to the extent that such obligations are funded obligations that have not been reimbursed within 2 Business Days following the funding thereof)	$
5.	Total Funded Debt: Sum of Lines A1, A2, A3 and A4	$

Consolidated Adjusted EBITDA

Consolidated Net Income
6.
Net income (loss) determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement)) in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (d) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary to the Borrower or any other Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.
$

1	Unless otherwise defined herein, the terms used in this Schedule I to Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.
Exh. F-3

7.
Interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income (Line A6), (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred under the Loan Agreement and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable under the Loan Agreement
$
8.	Provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds)	$
9.
Depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs (which shall include, without duplication, payments by the Borrower or the Subsidiaries to Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Toshiba Corporation or Toshiba Memory Corporation (or any of their Affiliates) with respect to the Borrower or a Subsidiary’s 50% (or other) share of such joint venture’s expense related to equipment depreciation)
$
10.	Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions (as defined in the Original Loan Agreement (as defined in the Existing Loan Agreement))	$

11.
(a) Any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) (“Non-Cash Charges”)
$
12.	Extraordinary Charges and unusual or non-recurring Charges, in each case, to the extent not of a type described in Line A14 of this Schedule I.	$
13.	[Reserved]	$
14.
Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this Line A14, together with any amounts added back pursuant to Line A18 below of this Schedule I and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back)
$
15.	Amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-owned Subsidiary	$
16.	[Reserved]	$
17.	[Reserved]	$

18.
Expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after January 7, 2022; provided that amounts added back pursuant to this Line A18, together with any amounts added back pursuant to Line A14 above of this Schedule I and the amount of any “Pro Forma Adjustment” to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back)
$
19.
Transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period)
$
20.	Earn-out obligations incurred in connection with any Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions	$
21.	Casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future))	$
22.	Consolidated Net Income (Line A6) plus the sum of Lines A7 through A21	$
23.	Extraordinary gains and unusual or non-recurring gains	$
24.
Non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated Adjusted EBITDA for such period to the extent excluded from Consolidated Adjusted EBITDA in any prior period
$

25.	Lines A23 plus A24	$
26.	Net gain (loss) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations	$
27.	Any net gain (loss) resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk)	$
28.	Any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes	$
29.	Any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation	$
30.	Line A26 plus or minus Lines A27, A28, and A29, as applicable	$
31.	Consolidated Adjusted EBITDA: Line A22 minus Line A25, increased or decreased by Line A30, as applicable	$
Leverage Ratio
32.	Leverage Ratio: Ratio of Total Funded Debt (Line A5) to Consolidated Adjusted EBITDA (Line A31)	_____:1.00
33.	Leverage Ratio (Line A32) ratio must not exceed	_____:1.00
34.	The Borrower is in compliance (circle yes or no)	yes / no

Exhibit G
Assignment and Assumption
This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full. Terms used herein and not otherwise defined shall have the meaning assigned to such term in the Loan Agreement.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and Percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Facilities identified below (including, to the extent included in any such Facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate [Identify Lender]][Approved Fund][Lender]
3.	Borrower:	WESTERN DIGITAL CORPORATION
4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement
5.	Loan Agreement:	The Loan Agreement dated as of January 25, 2023, among the Borrower, the Lenders party thereto from time to time, the Administrative Agent and the other agents named therein.
6.	Assigned Interest:

Exh. G-1

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders of the applicable Facility	Amount of Commitment/Loans Assigned of the applicable Facility	Percentage Assigned of Commitment/Loans of applicable Facility[2]

Effective Date:                , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT
AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7.    Notice and Wire Instructions:
[NAME OF ASSIGNOR]    [NAME OF ASSIGNEE]
Notices:    Notices:

Attention:	Attention:
Telecopier:	Telecopier:
with a copy to:    with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:    Wire Instructions:

1	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g., “Term Loan,” “Term Loan Commitment”, etc.)

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Facility.
Exh. G-2

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:
[Consented to and]3 Accepted:
[JPMorgan Chase Bank, N.A., as
Administrative Agent

By:
Title:
[Consented to:4
[WESTERN DIGITAL CORPORATION

By:
Title:

3	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

4	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.
Exh. G-3

Annex 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (vi) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit H
U.S. Tax Compliance Certificates

EXHIBIT H-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Loan Agreement dated as of January 25, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or any applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

Exh. H-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Exh. H-1-2

EXHIBIT H-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Loan Agreement dated as of January 25, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption on its own behalf is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption on its own behalf is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished its participating Lender with IRS Form W-8IMY (or any applicable successor form) accompanied by an IRS Form W-8BEN, W-8BEN-E or W-8IMY (or any applicable successor form), as applicable, from each of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

Exh. H-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:
Name:
Title:
Exh. H-2-2

EXHIBIT H-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Loan Agreement dated as of January 25, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or any applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

Exh. H-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:
Name:
Title:
Exh. H-3-2

EXHIBIT H-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Loan Agreement dated as of January 25, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption on its own behalf is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption on its own behalf is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or any applicable successor form) accompanied by an IRS Form W-8BEN, W-8BEN-E or W-8IMY (or any applicable successor form), as applicable, from each of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

Exh. H-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:
Name:
Title:
Exh. H-4-2

EXHIBIT I
Guaranty

[See attached]

I-1

[FORM OF] GUARANTY AGREEMENT
Guaranty Agreement (this “Guaranty”) is entered into as of __________, _____, by Western Digital Corporation, a Delaware corporation, and the other parties who have executed this Guaranty (the “Subsidiary Guarantors”; and along with any other parties who execute and deliver to the Administrative Agent (as hereinafter identified and defined) an agreement in the form attached hereto as Exhibit A, being herein referred to collectively as the “Guarantors” and individually as a “Guarantor”).
PRELIMINARY STATEMENTS
A.    Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as Administrative Agent (JPMorgan Chase Bank in such capacity being referred to herein as the “Administrative Agent”), and the other banks and financial institutions party thereto are parties to a Loan Agreement dated as of January [ ], 2023 (as extended, renewed, amended, restated, refinanced, replaced, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which JPMorgan Chase Bank and other banks and financial institutions from time to time party to the Loan Agreement have provided financial accommodations to the Borrower (JPMorgan Chase Bank, in its individual capacity and such other banks, financial institutions and lenders being hereinafter referred to collectively as the “Lenders” and individually as a “Lender”).
B.    The Borrower and one or more of the Guarantors may from time to time be liable to the Lenders (the Administrative Agent and the Lenders, being hereinafter referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”).
C.    The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Guaranty.
D.    The Subsidiary Guarantors are direct or indirect Subsidiaries of the Borrower; and the Borrower provides each of the Guarantors with financial, management, administrative, and/or technical support which enables the Guarantors to conduct their businesses in an orderly and efficient manner in the ordinary course.
E.    Each Guarantor will benefit, directly or indirectly, from credit and other financial accommodations extended by the Guaranteed Creditors to the Borrower.
NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:
1.All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Agreement.
2.Each Guarantor hereby irrevocably and unconditionally guarantees jointly and severally to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, the due and punctual payment when due of the Obligations, whether now existing or hereafter arising (whether or not any proceeding under any debtor relief law shall have stayed the accrual of collection of any of the Obligations or operated as a discharge thereof) (and whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (the “Guaranteed Obligations”). In case of failure by the Borrower or the Guarantors punctually to pay any Guaranteed Obligations, each Guarantor hereby jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower or other Guarantors. All payments hereunder by any Guarantor shall be made in immediately available funds in Dollars without setoff, counterclaim or other defense or withholding or deduction of any nature. Notwithstanding anything in this Guaranty to the contrary, the obligations of each Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guaranty subject to avoidance as a fraudulent transfer or conveyance under Section

548 of the Bankruptcy Code of the United States or any comparable provisions of any other applicable law.
3. Each Guarantor agrees that, upon demand, such Guarantor will then pay to the Administrative Agent for the benefit of the Guaranteed Creditors the full amount of the Guaranteed Obligations that is then due (subject to the limitation on the right of recovery from such Guarantor pursuant to the last sentence of Section 2 above) whether or not any one or more of the other Guarantors shall then or thereafter pay any amount whatsoever in respect to their obligations hereunder.
4.(a)    Until the Termination Date, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any of the Guaranteed Creditors or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Termination Date and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Guaranteed Creditors and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Guaranteed Creditors and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 4(a).
(b)    Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each, an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations until the Termination Date; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness to the extent not prohibited by the other terms of the Loan Documents. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until the Termination Date. Should any payment, distribution, security, instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Guaranteed Creditors, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Guaranteed Creditors and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Guaranteed Creditors, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Guaranteed Creditors. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of their officers or employees is irrevocably authorized to make the same.
5.(a)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable
2

Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.
(b)    Unless the Guarantors have otherwise agreed on a different allocation, as of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by such other Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 5 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 5 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Guarantors against other Guarantors under this Section 5 shall be exercisable upon the occurrence of the Termination Date.
6.Subject to the terms and conditions of the Loan Agreement, including, without limitation, Section 10.10 thereof, each Guaranteed Creditor may, without any notice whatsoever to any of the Guarantors, sell, assign, or transfer all of the Guaranteed Obligations, or any part thereof, or grant participations therein, and in that event each and every immediate and successive assignee, transferee, or holder of all or any part of the Guaranteed Obligations, shall have the right through the Administrative Agent pursuant to Section 18 hereof to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant, as fully as if such assignee, transferee, or holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor through the Administrative Agent pursuant to Section 18 hereof shall have an unimpaired right to enforce this Guaranty for its own benefit or any such participant, as to so much of the Guaranteed Obligations that it has not sold, assigned or transferred.
7.Subject to Section 9.12 of the Loan Agreement, this Guaranty is a continuing, absolute and unconditional Guaranty, and shall remain in full force and effect until the Termination Date has occurred. The Guaranteed Creditors may at any time or from time to time release any Guarantor from its obligations hereunder or effect any compromise with any Guarantor and no such release or compromise shall in any manner impair or otherwise affect the obligations hereunder of the other Guarantors. No release, compromise, or discharge of any one or more of the Guarantors shall release, compromise or discharge the obligations of the other Guarantors hereunder.
8.In case of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against the Borrower or any Guarantor, in each case, that would permit or cause the acceleration of the indebtedness under the Loan Agreement, all of the Guaranteed Obligations which are then existing may be declared by the Administrative Agent
3

immediately due or accrued and payable from the Guarantors at such time as the obligations are accelerated.
9.Subject to Sections 9.12 of the Loan Agreement, to the fullest extent permitted by applicable law, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(b) any modification or amendment of or supplement to the Loan Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;
(c)any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any guaranties with respect to the Guaranteed Obligations or any part thereof or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof;
(d)any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;
(e)the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Guaranteed Creditor or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(f)the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligation or otherwise affecting any term any of the Guaranteed Obligations;
(g)[reserved];
(h)the election by, or on behalf of, any one or more of the Guaranteed Creditors, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(i)any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
4

(j)the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Guaranteed Creditors or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
(k)the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(l)any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Guaranteed Creditor or any other Person or any other circumstance whatsoever (other than payment in full of the Obligations) which might, but for the provisions of this Section 9, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.
10.In the event the Guaranteed Creditors shall at any time in their discretion permit a substitution of Guarantors hereunder, a party shall wish to become Guarantor hereunder or a party is required to become a Guarantor hereunder pursuant to Section 4.4 of the Loan Agreement, such substituted or additional Guarantor shall, upon executing an agreement in the form attached hereto as Exhibit A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Guarantor had originally executed this Guaranty and in the case of a substitution, in lieu of the Guarantor being replaced. No such substitution shall be effective absent the written consent delivered in accordance with the terms of the Loan Agreement, nor shall it in any manner affect the obligations of the other Guarantors hereunder.
11.(a)     To the fullest extent permitted by applicable law, each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest and any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
(b)     Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by applicable law:
(i)any right it may have to revoke this Guaranty as to future Indebtedness or notice of acceptance hereof;
(ii)(1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Guaranteed Creditors to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default or Event of Default; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)its right, if any, to require the Administrative Agent and the other Guaranteed Creditors to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Guaranteed Creditors has or may have against, the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than a defense of payment or performance or the defense that the Termination Date has occurred) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
5

(iv)(a) any rights to assert against the Administrative Agent and the other Guaranteed Creditors any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Guaranteed Creditors (other than a defense of payment or performance or the defense that the Termination Date has occurred); (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guaranteed Obligations; (c) any defense (other than a defense of payment or performance or the defense that the Termination Date has occurred) such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Guaranteed Creditors’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Guaranteed Creditors of the Guaranteed Obligations; any discharge of the other Guarantor’s obligations to the Administrative Agent and the other Guaranteed Creditors by operation of law as a result of the Administrative Agent’s and the other Guaranteed Creditors’ intervention or omission; or the acceptance by the Administrative Agent and the other Guaranteed Creditors of anything in partial satisfaction of the Guaranteed Obligations; (d) [reserved]; and (e) without limiting the generality of the foregoing, any other defense of waiver, release, discharge in bankruptcy, res judicata, statue of frauds, anti-deficiency statute, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other person liable in respect of any of the Guaranteed Obligations; and
(v)any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Guaranteed Creditors; or (b) any election by the Administrative Agent and the other Guaranteed Creditors under the Bankruptcy Code, to limit the amount of its claim against the Guarantors.
(c)    Subject to the last sentence of Section 2 above, the Guarantors agree that the Guarantors shall be and remain jointly and severally liable for any deficiency remaining after exercise of any remedies hereunder and under the other Loan Documents, whether or not the liability of the Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision.
12.No failure or delay by the Administrative Agent or any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
13.If any payment applied by the Guaranteed Creditors to the Guaranteed Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Guaranteed Obligations to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Guaranteed Obligations as fully as if such application had never been made.
14.Each Guarantor represents and warrants to the Guaranteed Creditors that as of the date hereof:
(a)(i) Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent the failure of any Guarantor to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii)
6

where the same could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)Such Guarantor has the power and authority to enter into this Guaranty, to guarantee the Guaranteed Obligations and to perform all of its obligations under this Guaranty.
(c)The Guaranty has been duly authorized, executed, and delivered by such Guarantor and constitutes a valid and binding obligation of such Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
(d)This Guaranty does not, nor does the performance or observance by such Guarantor of any of the matters and things herein provided for, (i) violate any provision of law or any judgment, injunction, order or decree binding upon such Guarantor, (ii) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of such Guarantor, (iii) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Guarantor or any of its Property or (iv) result in the creation or imposition of any Lien on any Property of such Guarantor other than Permitted Liens, except with respect to clauses (i), (iii) and (iv), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect.
(e)From and after the date of execution of this Agreement or any agreement in the form attached hereto as Exhibit A by any Guarantor and continuing until the Termination Date or until such Guarantor is earlier released from its obligations hereunder in accordance with Section 6 hereof, such Guarantor agrees to perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in Article VI of the Loan Agreement on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.
15.The liability of the Guarantors under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantors after the date hereof to the Guaranteed Creditors as a Guarantor of the Guaranteed Obligations, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
16.Any provision of this Guaranty which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid or unenforceable.
17.Any demand for payment on this Guaranty or any other notice required or desired to be given hereunder to any Guarantor shall comply with Section 10.8 of the Loan Agreement; provided that, the address information for each Guarantor shall be its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent given by courier, United States certified or registered mail, by facsimile, by email transmission or by other telecommunication device capable of creating written record of such notice and its receipt. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 17 and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as
7

aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section.
to the Guarantors: 1

Western Digital Corporation
[3355 Michelson Drive, Suite 100
Irvine, California 92612
Attention: Michael Ray, Executive Vice President, Chief Legal Officer and Secretary
Telephone: (949) 672-7822
Facsimile: (949) 672-6604
Email: michael.ray@wdc.com
Attention: Olivier Leonetti, Chief Financial Officer
Telephone: (949) 672-9901
Facsimile: (949) 672-6604
Email: olivier.leonetti@wdc.com]
18.No Guaranteed Creditor (other than the Administrative Agent) shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Guaranty for the enforcement of any remedy under or upon this Guaranty; it being understood and intended that no one or more of the Guaranteed Creditors (other than the Administrative Agent) shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Administrative Agent in the manner herein provided and for the benefit of the Guaranteed Creditors.
19.THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Guaranty may only be waived or modified in writing in accordance with the requirements of Section 10.11 of the Loan Agreement. This Guaranty and every part thereof shall be effective as to each Guarantor upon its execution and delivery by such Guarantor to the Administrative Agent, without further act, condition or acceptance by the Guaranteed Creditors, shall be binding upon such Guarantors and upon the legal representatives, successors and assigns of the Guarantors, and shall inure to the benefit of the Guaranteed Creditors, their successors, legal representatives and assigns. The Guarantors waive notice of the Guaranteed Creditors’ acceptance hereof. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

1	To be confirmed upon a Guarantee Event
8

20.Each Guarantor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Guaranty or the transactions contemplated hereby. Each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE GUARANTEED CREDITORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
21.If an Event of Default shall have occurred and be continuing, each Guaranteed Creditor and the Administrative Agent may set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Guaranteed Creditor or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Guaranteed Creditor or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured; provided that such Guaranteed Creditor shall notify the applicable Guarantor and the Administrative Agent promptly after any such setoff and application; however, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Guaranteed Creditor or the Administrative Agent under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Creditor or the Administrative Agent may have.
[SIGNATURE PAGES TO FOLLOW]
9

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty Agreement to be executed and delivered as of the date first above written.
“GUARANTORS”

[ ]

By:
Name:
Title:
[Signature Page to Western Digital Guaranty Agreement]

Accepted and agreed as of the date first above written.
WESTERN DIGITAL CORPORATION,
as the Borrower

By:
Name:
Title:

[Signature Page to Western Digital Guaranty Agreement]

Accepted and agreed as of the date first above written.
JPMORGAN CHASE BANK, N.A., as Administrative
Agent for the Guaranteed Creditors

By:
Name:
Title:

[Signature Page to Western Digital Guaranty Agreement]

EXHIBIT A
TO
GUARANTY AGREEMENT
ASSUMPTION AND SUPPLEMENT TO GUARANTY AGREEMENT
This Assumption and Supplement to Guaranty Agreement (the “Agreement”) is dated as of this _____ day of ____________, _____, made by [Insert name of new guarantor], a ___________ (the “New Guarantor”);
WITNESSETH THAT:
WHEREAS, certain affiliates of Western Digital Corporation, a Delaware corporation (the “Borrower”), have executed and delivered to the Administrative Agent for the Guaranteed Creditors that certain Guaranty Agreement dated as of ____________, _____ (such Guaranty Agreement, as the same may from time to time be extended, renewed, amended, restated, refinanced, replaced, amended and restated, supplemented or otherwise modified, including supplements thereto which add or substitute parties as Guarantors thereunder, being hereinafter referred to as the “Guaranty”) pursuant to which such affiliates (the “Existing Guarantors”) have guaranteed to the Guaranteed Creditors, the full and prompt payment of, among other things, any and all indebtedness, obligations and liabilities of the Borrower arising under or relating to the Loan Agreement as defined therein; and
WHEREAS, the New Guarantor will directly and substantially benefit from credit and other financial accommodations extended and to be extended by the Guaranteed Creditors to the Borrower;
NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the Borrower by the Guaranteed Creditors from time to time, the New Guarantor hereby agrees as follows:
1.    The New Guarantor acknowledges and agrees that it shall become a “Guarantor” party to the Guaranty effective upon the date of the New Guarantor’s execution of this Agreement and the delivery of this Agreement to the Administrative Agent on behalf of the Guaranteed Creditors, and that upon such execution and delivery, all references in the Guaranty to the terms “Guarantor” or “Guarantors” shall be deemed to include the New Guarantor.
2.    The New Guarantor hereby assumes and becomes liable (jointly and severally with all the other Guarantors) for the Guaranteed Obligations (as defined in the Guaranty) and agrees to pay and otherwise perform all of the obligations of a Guarantor under the Guaranty according to, and otherwise on and subject to, the terms and conditions of the Guaranty to the same extent and with the same force and effect as if the New Guarantor had originally been one of the Existing Guarantors under the Guaranty and had originally executed the same as such an Existing Guarantor.
3.    The New Guarantor acknowledges and agrees that, as of the date hereof, the New Guarantor makes each and every representation and warranty that is set forth in Section 14 of the Guaranty.
4.    All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Guaranty, except that any reference to the term “Guarantor” or “Guarantors” and any provision of the Guaranty providing meaning to such term shall be deemed a reference to the Existing Guarantors and the New Guarantor. Except as specifically modified hereby, all of the terms and conditions of the Guaranty shall stand and remain unchanged and in full force and effect.
5.    No reference to this Agreement need be made in the Guaranty or in any other document or instrument making reference to the Guaranty, any reference to the Guaranty in any of such to be deemed a reference to the Guaranty as modified hereby.

6.    All communications and notices hereunder shall be in writing and given as provided in Section 17 of the Guaranty and to the following address for each New Guarantor.

Address: _____________________________ _____________________________ Attention: ____________________ Facsimile:_(___)_______________ Email:________________________

7.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[NEW GUARANTOR]

By:
Name:
Title:

Acknowledged and agreed as of the date first above written.
JPMorgan Chase Bank, N.A., as Administrative
Agent for the Guaranteed Creditors

By:
Name:
Title:

Schedule 1
Term Loan Commitments as of the Closing Date

Lender	Total
JPMorgan Chase Bank, N.A.	$100,000,000.00
KeyBank National Association	$95,000,000.00
U.S. Bank National Association	$95,000,000.00
Royal Bank of Canada	$95,000,000.00
Truist Bank	$75,000,000.00
The Toronto-Dominion Bank, New York Branch	$75,000,000.00
DBS Bank Ltd.	$75,000,000.00
Citibank, N.A.	$50,000,000.00
BNP Paribas	$48,000,000.00
Bank of America, N.A.	$40,000,000.00
HSBC Bank USA, National Association	$40,000,000.00
Deutsche Bank AG New York Branch	$30,000,000.00
Industrial and Commercial Bank of China Ltd., New York Branch	$30,000,000.00
Bank of the West	$27,000,000.00
Total	$875,000,000.00

1

Schedule 5.5
Litigation
None.

2

Schedule 5.10
Subsidiaries

	Name of Subsidiary	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
1.	Amplidata N.V.	Belgium	Western Digital Ireland, Ltd.	100.000%
2.	EasyStore Memory Limited	Ireland	SanDisk Technologies LLC	100.000%
3.	Fusion-io LLC	Delaware	SanDisk LLC	100.000%
4.	Fusion-io Poland SP.Z.O.O.	Poland	Fusion-io, LLC	100.000%
5.	HGST (Shenzhen) Co., Ltd.	China	HGST Netherlands B.V.	100.000%
6.	HGST Consulting (Shanghai) Co., Ltd.	China	HGST Netherlands B.V.	100.000%
7.	HGST Europe, Ltd.	United Kingdom	SanDisk 3D IP Holdings Ltd.	100.000%
8.	Western Digital Technologies GK (formerly known as HGST Japan, Ltd.)	Japan	HGST Netherlands B.V.	100.000%
9.	HGST Malaysia Sdn. Bhd.	Malaysia	HGST Netherlands B.V.	100.000%
10.	HGST Netherlands B.V.	Netherlands	Western Digital (UK) Limited	100.000%
11.	HGST Singapore Pte. Ltd.	Singapore	HGST Netherlands B.V.	100.000%
12.	HGST Technologies Malaysia Sdn. Bhd.	Malaysia	Western Digital Technologies, Inc.	100.000%
13.	HICAP Properties Corp.	Philippines	Western Digital Storage Technologies (Philippines) Corp.	100.000%
14.	Keen Personal Media, Inc.	Delaware	Western Digital Corporation	35% (Common Stock) 100.000% (Preferred A Stock) 67% (Preferred B-1 Stock)
15.	Pacifica Insurance Corporation	Hawaii	Western Digital Corporation	100.000%
16.	Prestadora SD, S. de R.L. de C.V.	Mexico	Western Digital Latin America, LLC SanDisk Technologies LLC	100.000%
17.	Read-Rite Philippines, Inc.	Philippines	SanDisk 3D IP Holdings Ltd.	100.000%
18.	Sandbox Expansion LLC	Delaware	Western Digital Technologies, Inc.	100.000%
19.	SanDisk (Cayman) Limited	Cayman Islands	SanDisk (Ireland) Limited	100.000%
20.	SanDisk (Ireland) Limited	Ireland	HGST Netherlands B.V.	100.000%
21.	SanDisk 3D IP Holdings Ltd	Cayman Islands	Western Digital Ireland, Ltd.	100.000%
22.	SanDisk China Limited	Ireland	HGST Netherlands B.V.	100.000%
23.	SanDisk China LLC	Delaware	SanDisk Technologies LLC	100.000%
24.	SanDisk Flash B.V.	Netherlands	HGST Netherlands B.V.	100.000%
25.	SanDisk Hong Kong Limited	Hong Kong	HGST Netherlands B.V.	100.000%
26.	SanDisk India Device Design Centre Private Limited	India	SanDisk LLC SanDisk Technologies LLC	100.000%
3

27.	SanDisk Information Technology (Shanghai) Co. Ltd.	China	SanDisk China LLC	100.000%
28.	SanDisk International Limited	Ireland	HGST Netherlands B.V.	100.000%
29.	SanDisk International Middle East FZE	United Arab Emirates	SanDisk International Limited	100.000%
30.	SanDisk Italy S.R.L.	Italy	SanDisk International Limited	100.000%
31.	SanDisk Korea Limited	Korea	SanDisk International Limited	100.000%
32.	SanDisk LLC	Delaware	SD International Holdings Ltd.	100.000%
33.	SanDisk Malaysia Sdn. Bhd.	Malaysia	HGST Netherlands B.V.	100.000%
34.	SanDisk Manufacturing Americas, LLC	Delaware	Western Digital Technologies, Inc.	100.000%
35.	SanDisk Pazarlama Ve Ticaret Limited Sirketi	Turkey	SanDisk International Limited	100.000%
36.	SanDisk Scotland, Limited	United Kingdom	HGST Netherlands B.V.	100.000%
37.	SanDisk Semiconductor (Shanghai) Co. Ltd.	China	SanDisk China Limited	100.000%
38.	SanDisk Spain, S.L.U.	Spain	HGST Netherlands B.V.	100.000%
39.	SanDisk Storage Malaysia Sdn. Bhd.	Malaysia	HGST Netherlands B.V.	100.000%
40.	SanDisk Sweden AB	Sweden	SanDisk International Limited	100.000%
41.	SanDisk Switzerland Sarl	Switzerland	SanDisk International Limited	100.000%
42.	SanDisk Technologies LLC	Texas	SanDisk LLC	100.000%
43.	SanDisk Trading (Shanghai) Co. Ltd.	China	SanDisk Trading Holdings Limited	100.000%
44.	SanDisk Trading Holdings Limited	Ireland	HGST Netherlands B.V.	100.000%
45.	SanDisk UK, Limited	United Kingdom	SanDisk International Limited	100.000%
46.	SD International Holdings Ltd.	Cayman Islands	Western Digital International, Ltd.	100.000%
47.	SMART Storage Systems GmbH	Austria	SanDisk Storage Malaysia Sdn. Bhd.	100.000%
48.	STEC International Holding, LLC	California	Western Digital Technologies, Inc.	100.000%
49.	Suntech Realty, Inc.	Philippines	Read-Rite Philippines, Inc.	100.000%
50.	Virident Systems International Holdings Ltd.	Cayman Islands	Western Digital Technologies, Inc.	100.000%
51.	Virident Systems, LLC	Delaware	Virident Systems International Holdings Ltd.	100.000%
52.	WD Media (Malaysia) Sdn.	Malaysia	SanDisk 3D IP Holdings Ltd.	100.000%
53.	WD Technologies Nigeria Limited	Nigeria	SanDisk International Middle East FZE	100.000%
54.	Western Digital (Argentina) S.A.	Argentina	Western Digital Latin America, LLC Western Digital Technologies, Inc.	100.000%
4

55.	Western Digital (France) SARL	France	SanDisk International Limited	100.000%
56.	Western Digital (I.S.) Limited	Ireland	Western Digital Technologies, Inc. Western Digital Ireland, Ltd.	100.000%
57.	Western Digital (Malaysia) Sdn. Bhd.	Malaysia	SanDisk 3D IP Holdings Ltd.	100.000%
58.	Western Digital (Singapore) Pte. Ltd.	Singapore	SanDisk 3D IP Holdings Ltd.	100.000%
59.	Western Digital (UK) Limited	United Kingdom	SanDisk 3D IP Holdings Ltd.	100.000%
60.	Western Digital (Vietnam) Limited Liability Company	Vietnam	Western Digital (Singapore) Pte. Ltd.	100.000%
61.	Western Digital Australia Pty Ltd	Australia	Western Digital Technologies, Inc.	100.000%
62.	Western Digital Canada Corporation	Ontario, Canada	Western Digital Technologies, Inc.	100.000%
63.	Western Digital Capital Global, Ltd.	Cayman Islands	SanDisk 3D IP Holdings Ltd.	100.000%
64.	Western Digital Capital, LLC	Delaware	Western Digital Corporation	100.000%
65.	Western Digital Denmark ApS	Denmark	HGST Netherlands B.V.	100.000%
66.	Western Digital Deutschland GmbH	Germany	SanDisk International Limited	100.000%
67.	Western Digital Do Brasil Comercio E Distribuicao De Produtos De Informatica Ltda.	Brazil	Western Digital Latin America, LLC SanDisk Technologies LLC	100.000%
68.	Western Digital Federal, LLC	Delaware	Western Digital Technologies, Inc.	100.000%
69.	Western Digital GK	Japan	SanDisk LLC	100.000%
70.	Western Digital Hong Kong Limited	Hong Kong	Western Digital Technologies, Inc.	100.000%
71.	Western Digital Information Technology (Shanghai) Company Ltd.	China	Western Digital Hong Kong Limited	100.000%
72.	Western Digital International Ltd.	Cayman Islands	Virident Systems International Holdings, Ltd.	100.000%
73.	Western Digital Ireland, Ltd.	Cayman Islands	SanDisk Technologies LLC	100.000%
74.	Western Digital Israel Ltd.	Israel	HGST Netherlands B.V.	100.000%
75.	Western Digital Latin America, LLC	Delaware	SanDisk Technologies LLC	100.000%
76.	Western Digital Storage Technology Innovation Center (Shenzhen) Co. Ltd.	China	HGST Netherlands B.V.	100.000%
77.	Western Digital Storage Technologies (Philippines) Corp.	Philippines	Western Digital Ireland, Ltd.	100.000%
78.	Western Digital Storage Technologies (Thailand) Ltd.	Thailand	HGST Netherlands B.V. SanDisk 3D IP Holdings Ltd. Western Digital (Singapore) Pte. Ltd.	100.000%
5

79.	Western Digital Taiwan Co., Ltd.	Taiwan	Western Digital Technologies, Inc.	100.000%
80.	Western Digital Tech and Regional Center (M) Sdn. Bhd.	Malaysia	SanDisk 3D IP Holdings Ltd	100.000%
81.	Western Digital Technologies, Inc.	Delaware	Western Digital Corporation	100.000%

6

Schedule 5.17
Capitalization
None.
7

Execution Version
Schedule 6.05
Restrictive Agreements
None.

8

Schedule 6.14
Indebtedness
1.Second Amended and Restated Uncommitted Receivables Purchase Agreement dated as of September 21, 2018 among Western Digital Technologies, Inc., Western Digital (UK) Limited and Western Digital (Singapore) Pte. Ltd., each as a Seller, Western Digital Corporation, as Parent, and Bank of West, as Purchaser, as amended in an aggregate facility amount of $300,000,000.
2.Supplier Agreement dated as of September 3, 2013 by and between Western Digital Technologies, Inc., and Citibank, N.A., providing for receivables financing by Citibank for certain trade receivables.
3.Supplier Agreement dated as of November 18, 2011 by and between Western Digital Technologies, Inc. and Citibank, N.A., providing for receivables financing by Citibank, N.A. for certain trade receivables.

9

Schedule 6.15
Liens
1.A security interest granted by HGST, Inc. as lessee De Lage Landen Financial Services, Inc. as lessor in all HGST, Inc.’s invoices and their proceeds specified in Schedule A of the financing statement amendment under the Master Lease Agreement.
2.A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s Equipment (as defined in the financing statement), rights and claims to payment and chattel paper arising out of such Equipment and all proceeds relating to the Equipment.
3.A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s Equipment (as defined in the financing statement), rights and claims to payment and chattel paper arising out of such Equipment and all proceeds relating to the Equipment.
4.A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s equipment and software leased to or financed for Hitachi Global Storage Technologies, Inc. by Hewlett- Packard Financial Services Company and products and proceeds thereof.
5.Security interests granted by Western Digital Corporation to Avidex Industries, LLC in Western Digital Corporation’s equipment located in the following locations:
a.1710 Automation Parkway, San Jose, California 95131
b.1250 Reliance Way, Fremont, California 94539
c.5601 Great Oaks Parkway, San Jose, California 95119
d.9950 Federal Drive, Unit 100, Colorado Springs, Colorado 80921
e.44200 Osgood Road, Fremont, California 94539
6.Security interests granted by HGST, Inc. to McGrate RentCorp and TRS-Tentelco in HGST, Inc.’s equipment subject to the lease contract between HGST, Inc., McGrate RentCorp and TRS-Tentelco.
7.Liens in connection with that certain Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of Western Digital (Fremont) LLC arising under a master lease agreement for precious metals.
8.Liens in connection with that certain Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of HGST, Inc., arising under a master lease agreement for precious metals.
9.Liens in connection with that certain Second Amended and Restated Uncommitted Receivables Purchase Agreement dated as of September 21, 2018 among Western Digital Technologies, Inc., Western Digital (UK) Limited and Western Digital (Singapore) Pte.
10

Ltd., each as a Seller, Western Digital Corporation, as Parent, and Bank of West, as Purchaser, as amended in an aggregate facility amount of $300,000,000.
10.Liens in connection with that certain Amended and Restated Receivables Purchase Agreement dated as of April 27, 2011 and amended and restated as of September 21, 2012, as amended as of June 16, 2014 and as further amended as of June 29, 2015, among Western Digital Technologies, Inc. and HGST, Inc., each as a Seller, the other sellers from time to time party thereto and Citibank, N.A., as Buyer.
11.Liens in connection with that certain Supplier Agreement dated as of September 3, 2013 by and between Western Digital Technologies, Inc., and Citibank, N.A.
12.Liens in connection with that certain Supplier Agreement dated as of November 18, 2011 by and between Western Digital Technologies, Inc. and Citibank, N.A.
13.Security interests granted Western Digital Technologies Inc. to IBM Credit LLC in Western Digital Technologies Inc.’s equipment described in the IBM Credit LLC Agreement 017577.
14.A security interest granted by Fusion-io, LLC to U.S. Bank Equipment Finance (a division of U.S. Bank National Association), in one of Fusion-io, LLC’s copier together with replacements, parts, repairs, etc.
15.A security interest granted by Virident Systems, Inc. to Webbank, in all of Virident Systems, Inc.’s computer equipment, peripherals and other equipment, financed to Virident Systems, Inc. by Webbank.
16.Liens in connection with that certain Receivable Purchase Agreement dated as of February 25, 2015 entered into by SanDisk Corporation and certain of its Subsidiaries with Standard Chartered Bank.
17.Liens in connection with that certain Metals Lease Agreement dated as of February 9, 2021, by and between Mitsubishi International Corporation and Western Digital Technologies, Inc.

11

Schedule 6.17
Priority Debt
1.$300.0 million Second Amended and Restated Uncommitted Receivables Purchase Agreement, dated as of September 21, 2018, by and among Western Digital Technologies, Inc., Western Digital (UK) Limited, Western Digital (Singapore) Pte. Ltd., Western Digital Corporation and Bank of the West, as amended.

12